UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Steelcase Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING

The Board of Directors of Steelcase Inc. cordially invites all shareholders to attend the Company’s 2011 Annual Meeting of Shareholders as follows:

Date and Time:	July 13, 2011 at 11:00 a.m. EDT
Location:	Steelcase Global Headquarters 901 44th Street SE Grand Rapids, Michigan 49508

The Annual Meeting is being held to allow you to vote on the following proposals and any other matter properly brought before the shareholders:

1. Election of two directors nominated to a three-year term on the Board of Directors

2. Amendment of the Articles of Incorporation to declassify the Board of Directors

3.	Amendment of the Articles of Incorporation to implement majority voting for uncontested director elections

4. Advisory vote on executive compensation

5. Advisory vote on the frequency of an advisory vote on executive compensation

If you were a shareholder of record as of the close of business on May 16, 2011, you are eligible to vote. You may either vote at the meeting or by proxy, which allows your shares to be voted at the meeting even if you are not able to attend. If you choose to vote by proxy:

•	Please carefully review the enclosed proxy statement and proxy card.
•	Select your preferred method of voting, including by telephone, Internet or signing and mailing the proxy card.
•	You can withdraw your proxy and vote your shares at the meeting if you decide to do so.

Every vote is important, and you are urged to vote your shares as soon as possible.

We look forward to seeing you at the meeting.

By Order of the Board of Directors,

Lizbeth S. O’Shaughnessy
Senior Vice President, Chief Legal Officer and Secretary

Grand Rapids, Michigan
May   , 2011

 W steelcase.com  P 616.247.2710  HQ 901 44th Street S.E. Grand Rapids, MI 49508

PROXY STATEMENT

Page No.
Questions and Answers	1
Proposal 1—Election of Directors	4
Related Person Transactions	7
Section 16(a) Beneficial Ownership Reporting Compliance	8
Director Independence	8
Board Meetings	11
Committees of the Board of Directors	11
Other Corporate Governance Matters	15
Audit Committee Report	18
Fees Paid to Principal Independent Auditor	19
Compensation Committee Report	20
Compensation Discussion and Analysis	20
Executive Compensation, Retirement Programs and Other Arrangements	29
Director Compensation	39
Stock Ownership of Management and Certain Beneficial Owners	43
Proposal 2—Amendment of the Articles of Incorporation to Declassify the Board of Directors	45
Proposal 3—Amendment of the Articles of Incorporation to Implement Majority Voting for Uncontested Director Elections	46
Proposal 4—Advisory Vote on Executive Compensation	47
Proposal 5—Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation	48
Supplemental Information	49
Exhibit A—Proposed Amendment to the Second Restated Articles of Incorporation of Steelcase Inc. to Declassify the Board of Directors	A-1
Exhibit B—Proposed Amendment to the Second Restated Articles of Incorporation of Steelcase Inc. to Implement Majority Voting for Uncontested Director Elections	B-1

QUESTIONS AND ANSWERS

What am I voting on?

You are being asked to vote on the following matters and any other business properly coming before the 2011 Annual Meeting of Shareholders, which we refer to in this proxy statement as the “Meeting”:

Proposal 1:  Election of two directors nominated to a three-year term on the Board of Directors

Proposal 2:  Amendment of the Articles of Incorporation to declassify the Board of Directors

Proposal 3:	Amendment of the Articles of Incorporation to implement majority voting for uncontested director elections

Proposal 4:  Advisory vote on executive compensation

Proposal 5:  Advisory vote on the frequency of an advisory vote on executive compensation

How does the Board of Directors recommend I vote?

The Board of Directors recommends that you vote FOR each of the nominees for director listed in Proposal 1, FOR Proposals 2, 3 and 4 and for a frequency of ONE YEAR on Proposal 5.

Who is entitled to vote?

Shareholders of record of Class A Common Stock or Class B Common Stock at the close of business on May 16, 2011 (the “Record Date”) may vote at the Meeting.

How many shares were outstanding on the Record Date?

At the close of business on May 16, 2011, there were            shares of Class A Common Stock and            shares of Class B Common Stock outstanding.

How many votes do I have?

Each shareholder has one vote per share of Class A Common Stock and ten votes per share of Class B Common Stock owned of record at the close of business on May 16, 2011.

How do I vote?

If you are a registered shareholder (that is, you hold your Steelcase stock directly in your name), you may vote by telephone, Internet or mail or by attending the Meeting and voting in person.

To vote by telephone or Internet:  Please follow the instructions on the proxy card. The deadline for voting by telephone or Internet is 11:59 p.m. Eastern Daylight Time on July 12, 2011.

To vote by mail:  Please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope. Only cards received and processed before 11:00 a.m. Eastern Daylight Time on July 13, 2011 will be voted.

If you hold your stock in “street name” (that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your “broker”), you must vote your shares in the manner required by your broker.

Whether you vote by telephone, Internet or mail, you may specify whether your shares should be voted for all, some or none of the nominees for director.

If you do not specify a choice and you use the enclosed proxy card, your shares will be voted FOR the election of each of the nominees for director listed under Proposal 1—Election of Directors, FOR Proposals 2, 3 and 4 and for a frequency of ONE YEAR on Proposal 5.

If you do not specify a choice and you use a ballot card supplied by your broker, the rules of the New York Stock Exchange, or NYSE, provide that your broker may not vote your shares on Proposals 1, 4 or 5. For more information on the NYSE rules about broker voting, please see “Voting” under Supplemental Information.

What should I do if I received more than one proxy card?

If you received more than one proxy card, it is likely that your shares are registered differently or are in more than one account. You should sign and return all proxy cards to ensure all of your shares are voted.

How will voting on any other business be conducted?

For any other matter that properly comes before the Meeting, your shares will be voted in the discretion of the proxy holders. As of May 16, 2011, we do not know of any other matter to be considered at the Meeting.

Can I revoke my proxy?

If you appoint a proxy, you may revoke it at any time before it is exercised by notifying our corporate secretary in writing, by delivering a later-dated proxy to our corporate secretary or by attending the Meeting and voting in person.

Who can attend the Meeting?

Shareholders of record of Class A Common Stock or Class B Common Stock can attend the Meeting.

May I listen to the Meeting if I cannot attend?

You may listen to a live webcast of the Meeting on the Internet. Instructions for listening to the webcast will be available on the “Events & Presentations” page of the Investor Relations section of our website, located under “Company” at www.steelcase.com, approximately one week before the Meeting. An audio replay of the Meeting will be available on our website shortly after the conclusion of the Meeting and for 90 days thereafter.

Why didn’t I receive printed copies of this proxy statement and the annual report?

To demonstrate our commitment to sustainability by reducing the amount of paper, ink and other resources consumed in printing and mailing our annual report and proxy statement, and to reduce the cost to our company, we follow a process for the distribution of our proxy materials called “notice and access.” Notice and access allows us to send you a brief written notice, called a “Notice of Internet Availability of Proxy Materials,” which lists the address of a website where you can view, print or request printed copies of our proxy materials and an email address and toll-free telephone number that you can use to request printed copies of our proxy materials. If you wish to elect to receive printed copies of our proxy materials each year, you can make a permanent request.

What if I have the same address as another shareholder?

We send a single copy of our Notice of Internet Availability of Proxy Materials to any household at which two or more shareholders reside if they appear to be members of the same family. This practice is known as “householding” and helps reduce our printing and postage costs. Any shareholder residing at the same address as another shareholder who wishes to receive a single document or separate documents should call 1-800-542-1061 or write to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and we will deliver the requested documents promptly.

When and how are shareholder proposals for next year’s Annual Meeting to be submitted?

We must receive any shareholder proposals to be included in our proxy statement for the 2012 Annual Meeting of Shareholders by           , 2012. Shareholder proposals to be presented from the floor of the 2012 Annual Meeting must be received no earlier than April 14, 2012 and no later than May 4, 2012. All shareholder proposals must be sent in the manner and meet the requirements specified in our by-laws.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently has eleven members and is divided into three classes serving staggered three-year terms. One of our directors, Earl D. Holton, is retiring from the Board of Directors when his term expires at the Meeting. Upon his retirement, the size of the Board of Directors will be reduced to ten members.

There are two nominees for election this year. Each is currently a member of our Board and is nominated to serve as a Class I director for a term that will expire at the 2014 Annual Meeting. The Board of Directors recommends that you vote FOR each of the nominees.

Nominees for Election as Class I Directors for the Term Expiring in 2014:

Peter M. Wege II	Director since 1979

Mr. Wege II has been Chairman of the Board of Directors of Contract Pharmaceuticals Ltd., a manufacturer and distributor of prescription and over-the-counter pharmaceuticals, since 2000. From 1981 to 1989, he held various positions at Steelcase, including President of Steelcase Canada Ltd. Age 62.

Mr. Wege’s experience with our company, having served as a director for more than 30 years and as an employee, and his understanding of the long-term interests of our company and its shareholders, led the Board of Directors to recommend that he should serve as a director.

Kate Pew Wolters	Director since 2001

Ms. Wolters has been engaged in philanthropic activities since 1996. She is currently President of the Kate and Richard Wolters Foundation and is a community volunteer and advisor. She also serves as Chair of the Board of Trustees of the Steelcase Foundation. Age 53.

Ms. Wolters’ experience in philanthropic activities and community involvement, and her understanding of the long-term interests of our company and its shareholders, led the Board of Directors to recommend that she should serve as a director.

Class II Directors Continuing in Office for the Term Expiring in 2012:

William P. Crawford	Director since 1979

Mr. Crawford held various positions at Steelcase from 1965 until his retirement in 2000, including President and Chief Executive Officer of the Steelcase Design Partnership. Mr. Crawford is also a director of Fifth Third Bank—a Michigan banking corporation. Age 68.

Mr. Crawford’s experience with our company, having served as a director for more than 30 years and as an employee for 35 years, and his understanding of the long-term interests of our company and its shareholders, led the Board of Directors to recommend that he should serve as a director.

Elizabeth Valk Long	Director since 2001

Ms. Long held various management positions, including Executive Vice President, at Time Inc., a magazine publisher, until her retirement in 2001. Ms. Long also serves on the Board of Directors of Belk, Inc. and The J.M. Smucker Company. Age 61.

Ms. Long’s marketing expertise and her experience in senior management of a global public company led the Board of Directors to recommend that she should serve as a director.

Robert C. Pew III	Director since 1987

Mr. Pew III has been a private investor since 2004. From 1974 to 1984 and from 1988 to 1994, Mr. Pew III held various positions at Steelcase, including President, Steelcase North America and Executive Vice President, Operations. During the period from 1984 to 1988, Mr. Pew III was a majority owner of an independent Steelcase dealership. Mr. Pew III has served as Chair of our Board of Directors since June 2003. Age 60.

Mr. Pew’s experience with our company, having served as a director for more than 20 years, as an employee for more than 15 years and as an owner of a Steelcase dealership for four years, and his understanding of the long-term interests of our company and its shareholders, led the Board of Directors to recommend that he should serve as a director.

Cathy D. Ross	Director since 2006

Ms. Ross has been Executive Vice President and Chief Financial Officer of Federal Express Corporation, an express transportation company and subsidiary of FedEx Corporation, since September 2010. She served as Senior Vice President and Chief Financial Officer of Federal Express Corporation from 2004 to September 2010. Age 53.

Ms. Ross’ financial expertise and her experience in senior management of a global public company led the Board of Directors to recommend that she should serve as a director.

Class III Directors Continuing in office for the Term Expiring in 2013:

Connie K. Duckworth	Director since 2010

Ms. Duckworth has been President and Chief Executive Officer of ARZU, Inc., a non-profit organization that helps Afgan women weavers by sourcing and selling the rugs they weave, since 2003. Ms. Duckworth also serves as a member of the Board of Trustees of The Northwestern Mutual Life Insurance Company and the Board of Directors of Russell Investment Group. Age 56.

Ms. Duckworth’s experience as a former managing director of Goldman Sachs, serving on other public company boards of directors and as a non-profit entrepreneur led the Board of Directors to recommend that she should serve as a director.

James P. Hackett	Director since 1994

Mr. Hackett has been President and Chief Executive Officer of Steelcase since 1994. Mr. Hackett also serves as a member of the Board of Trustees of The Northwestern Mutual Life Insurance Company and as the Lead Director of Fifth Third Bancorp. Age 56.

Mr. Hackett’s role as our CEO and his experience as an employee of our company for 30 years led the Board of Directors to recommend that he should serve as a director.

David W. Joos	Director since 2001

Mr. Joos has been Chairman of the Board of CMS Energy Corporation, an energy company, and its primary electric utility, Consumers Energy Company, since May 2010. He served as President and Chief Executive Officer of CMS Energy Corporation and Chief Executive Officer of Consumers Energy Company from 2004 to May 2010. Age 58.

Mr. Joos’ experience as CEO of a public company and his leadership and analytical skills led the Board of Directors to recommend that he should serve as a director.

P. Craig Welch, Jr.	Director since 1979

Mr. Welch, Jr. has been Manager and a member of Honzo Fund LLC, an investment/venture capital firm, since 1999. From 1967 to 1987, Mr. Welch, Jr. held various positions at Steelcase, including Director of Information Services and Director of Production Inventory Control. Age 66.

Mr. Welch’s experience with our company, having served as a director for more than 30 years and as an employee for 20 years, and his understanding of the long-term interests of our company and its shareholders, led the Board of Directors to recommend that he should serve as a director.

Related Directors

Robert C. Pew III and Kate Pew Wolters are brother and sister and are first cousins to William P. Crawford and P. Craig Welch, Jr., and Mr. Crawford and Mr. Welch, Jr. are first cousins to each other.

Chairman Emeritus

Our Board has designated our former director Robert C. Pew II as Chairman Emeritus. As Chairman Emeritus, Mr. Pew II receives Board meeting materials and is invited to attend Board and committee meetings, but he does not have any right to vote as a director and does not receive any retainer or other meeting fees.

RELATED PERSON TRANSACTIONS

Fiscal Year 2011 Transactions

The following transactions occurred during fiscal year 2011 between our company and our directors, executive officers or owners of more than 5% of our voting securities:

•	We purchased approximately $302,000 in products and/or services from A&K Finishing, Inc. during fiscal year 2011. Robert W. Corl is a 25% owner of A&K Finishing, Inc. and is a brother-in-law of P. Craig Welch, Jr., one of our directors and a beneficial owner of more than 5% of our Class A Common Stock and Class B Common Stock.

•	We paid approximately $615,000 in fees to Fifth Third Bancorp and its subsidiaries (“Fifth Third”) for cash management services, credit facilities and retirement plan services. Fifth Third is a record holder of more than 5% of our Class A Common Stock and Class B Common Stock. In addition, our President and Chief Executive Officer, James P. Hackett, is a director of Fifth Third Bancorp, and director William P. Crawford is a director of Fifth Third Bank—a Michigan banking corporation, but neither Mr. Hackett nor Mr. Crawford is considered to have a direct or indirect material interest in our transactions with Fifth Third.

•	We sold products and related services for approximately $1.5 million to Fifth Third. The sales were made in the ordinary course of business at prevailing prices not more favorable to Fifth Third than those available to other customers for similar purchases.

•	We employed Jennifer C. Niemann as a vice president of Steelcase Inc., a non-executive officer position, and paid her related compensation. For fiscal year 2011, Ms. Niemann earned $349,684 in total compensation, which included her base salary, annual and long-term awards under our Management Incentive Plan, earnings on prior years’ Management Incentive Plan awards and life insurance premiums paid by us. She also received benefits available to our other North American employees in comparable positions. Ms. Niemann is the daughter of William P. Crawford, one of our directors and a beneficial owner of more than 5% of our Class A Common Stock and Class B Common Stock.

Related Person Transactions Policy

We have a written Related Person Transactions Policy under which the Nominating and Corporate Governance Committee is responsible for reviewing and approving transactions with us in which certain “related persons,” as defined in the policy, have a direct or indirect material interest. Related persons include our directors and executive officers, members of their immediate family and persons who beneficially own more than 5% of our stock. A copy of our Related Person Transactions Policy is posted in the Corporate Governance section of our website, located at www.steelcase.com, and found under “Company,” “Investor Relations.”

Under the policy, our Chief Legal Officer determines whether any identified potential related person transaction requires review and approval by the Committee, in which case the transaction is referred to the Committee for approval, ratification or other action. If management becomes aware of an existing related person transaction which has not been approved by the Committee, the transaction is referred to the Committee for appropriate action. In those instances where it is not practicable or desirable to wait until the next Committee meeting to consider the transaction, the Committee has delegated authority to the Committee Chair to consider the transaction in accordance with the policy.

The Committee is authorized to approve those related person transactions which are in, or are not inconsistent with, the best interests of our company and our shareholders. Certain categories of transactions have been identified as permissible without approval by the Committee, as the transactions involve no meaningful potential to cause disadvantage to us or to give advantage to the related person. These categories of permissible transactions include, for example, the sale or purchase of products or services at prevailing prices in the ordinary course of business if (1) the amount involved did not exceed

5% of our gross revenues or the gross revenues of the related person, (2) our sale or purchase decision was not influenced by the related person while acting in any capacity for us and (3) the transaction did not result in a commission, enhancement or bonus or other direct benefit to an individual related person.

In considering any transaction, the Committee considers all relevant factors, including, as applicable:

•	the benefits to us,

•	the impact on a director’s independence,

•	the availability of other sources for comparable products or services,

•	the terms of the transaction and

•	the terms available to unrelated third parties, or to employees generally, for comparable transactions.

The Committee reviewed each of the transactions described above under “Fiscal Year 2011 Transactions,” and following such review, the Committee approved the purchase of products or services from A&K Finishing, Inc., the employment of Ms. Niemann and the payment of related compensation to her. Approval of the transactions with Fifth Third was not required pursuant to our Related Person Transactions Policy, because Fifth Third is an institutional shareholder holding Steelcase stock with no apparent purpose or effect of changing or influencing control of our company. In each case, the director related to the person or entity involved in the transaction did not participate in the review and approval of the transaction by the Committee or the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and those who beneficially own more than 10% of our Class A Common Stock to file reports of initial ownership and changes in their beneficial ownership of shares of Class A Common Stock with the Securities and Exchange Commission, or SEC. Based on our review of the reports filed with the SEC, and written representations that no Form 5 reports were required, we believe that during fiscal year 2011, all Section 16(a) reports were filed on a timely basis, except P. Craig Welch, Jr. filed an amendment, reporting one transaction late, to a timely filed Form 4.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that William P. Crawford, Connie K. Duckworth, Earl D. Holton, David W. Joos, Elizabeth Valk Long, Robert C. Pew III, Cathy D. Ross, Peter M. Wege II, P. Craig Welch, Jr. and Kate Pew Wolters are independent. James P. Hackett is not considered independent because of his executive management position. All of the members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent.

The independence of our directors is assessed using the listing standards of the NYSE, and our Board adopted categorical standards to guide the determination of each director’s independence. Under these standards, none of the following is considered a material relationship impairing a director’s independence:

•	the director is currently employed in any capacity by, or is an equity owner in, another company that has done or does business with us, provided that:

—	the amount of business with us is less than the greater of $1 million or 1% of the other company’s annual gross revenue, or

—	the director’s ownership interest does not exceed 5% of the total equity interests in the other company;

•	the director is currently serving solely as a director, advisory director, consultant or in a similar non-employee position with another company that has done or does business with us, regardless of the amount;

•	the director is currently employed as an executive officer of a charitable institution that has received contributions from us or the Steelcase Foundation, provided that the amount of the contributions in any of the last three years is less than the greater of $1 million or 2% of the charitable institution’s annual gross revenue;

•	the director is currently serving solely as a director, trustee, volunteer, committee member or in a similar position (and not as an executive officer) of a charitable institution that has received contributions in any amount from us or the Steelcase Foundation during any of the past three years;

•	we have employed a member of the director’s immediate family within the last three years, provided that such employment was not as a board-elected officer;

•	the director, as part of his or her service on our Board of Directors also serves as a trustee of the Steelcase Foundation and/or a director of a subsidiary or affiliate; or

•	we previously employed the director in any capacity, provided that the director’s employment ceased more than five years ago.

As used in the above categorical standards, “business with us” includes us selling products or services to the other company, either directly or through our dealers, and us buying products or services from the other company during the last three years. Unless the context otherwise requires, “director” includes the director and his or her immediate family members as defined in the NYSE listing standards. A copy of these categorical standards for director independence is also available in the Corporate Governance section of our website, located at www.steelcase.com, and found under “Company,” “Investor Relations.”

On an annual basis, the Nominating and Corporate Governance Committee assesses the independence of our directors by reviewing and considering all relevant facts and circumstances and presents its findings and recommendations to our Board of Directors. For fiscal year 2011, the following relationships were considered by the Committee in assessing the independence of our directors:

Director	Relationships Considered
William P. Crawford	As described above under “Related Person Transactions,” Mr. Crawford’s daughter is employed by Steelcase. She is not a board-elected officer.
Mr. Crawford is a director of Fifth Third Bank—a Michigan banking corporation which, with its parent company, is a record holder of more then 5% of our common stock.
Connie K. Duckworth	Ms. Duckworth is the pro bono President and Chief Executive Officer of ARZU, Inc., a non-profit company to which we donated approximately $31,000 in furniture products and related services.
Earl D. Holton	Mr. Holton is a part owner of a restaurant in Grand Rapids, Michigan from which we purchased approximately $21,000 in goods and services in the ordinary course of business.

Director	Relationships Considered
David W. Joos	Mr. Joos is the Chairman of the Board of CMS Energy and Consumers Energy which purchased products and/or services from us or our dealers, and we purchased energy from Consumers Energy. In each case, the amount involved was less than 1% of CMS’, Consumers Energy’s and our annual gross revenues, and the transactions were made in the ordinary course of business. We do not believe Mr. Joos has a material interest in the products or services purchased from us or our dealers, and our purchases from Consumers Energy involved the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority.
Cathy D. Ross	Ms. Ross is the Executive Vice President and Chief Financial Officer of Federal Express Corporation which purchased products and/or services from us or our dealers and from which we purchased services. In each case, the amount involved was less than 1% of Federal Express Corporation’s and our annual gross revenues, and the transactions were made in the ordinary course of business. We do not believe Ms. Ross has a material interest in these transactions.
Peter M. Wege II	Mr. Wege’s daughter is an employee of an independently owned dealer which purchases products and/or services from us. The transactions with the dealer were made in the ordinary course of business, and we do not believe Mr. Wege or his daughter has a material interest in our relationship with the dealer.
P. Craig Welch, Jr.	Mr. Welch, Jr.’s son is an executive officer and 50% owner of a supplier from which we purchased products and/or services. The amount involved was approximately $101,000, and the transactions were made in the ordinary course of business.
As described above under “Related Person Transactions,” Mr. Welch, Jr.’s brother-in-law is a 25% owner of a supplier from which we purchased products and/or services. The amount involved was approximately $302,000, and the transactions were made in the ordinary course of business.

In addition, the Committee considered that immediate family members of directors Holton, Joos and Long are employees of companies which purchased products and/or services from us or our dealers and/or from which we purchased services in the ordinary course of business. In each case, the purchases involved less than the greater of $1 million or 1% of the other company’s annual gross revenues and the applicable family member did not have any role in, or receive any benefit from, the transactions.

The Committee determined that, with the exception of the relationship between us and Mr. Wege II’s daughter, each of the relationships it considered fell within the categorical standards adopted by the Board and, as a result, the relationships were not material. Following a review of the relevant facts and circumstances relating to the transaction involving Mr. Wege II’s daughter and assessing the materiality of the relationship from the standpoint of Mr. Wege II and Mr. Wege II’s daughter, the Committee determined that the relationship is not material and does not impair Mr. Wege II’s independence.

The Steelcase Foundation

The Steelcase Foundation is included in the categorical standards for director independence described above. The Foundation was established in 1951 by our company to give back to the communities that have been instrumental to our operations and growth by making grants to non-profit organizations, projects and programs in those communities. From time to time, we donate a portion of our earnings to the Foundation, as determined by our Board of Directors. The following of our directors also serve as Foundation trustees: James P. Hackett, Earl D. Holton, Robert C. Pew III and Kate Pew Wolters, who serves as Chair of the Board of Trustees of the Foundation. The other trustees of the Foundation are Mary Anne Hunting, Mary Goodwillie Nelson (sister of director Peter M. Wege II) and Elizabeth Welch Lykins.

BOARD MEETINGS

Our Board of Directors met five times during fiscal year 2011. Each of our current directors attended at least 75% of the total number of meetings of the Board and the committees on which they served during the year. Our Board’s policy is that each director is expected to attend our annual meeting of shareholders, and each of our directors attended our 2010 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

Four standing committees assist our Board of Directors in fulfilling its responsibilities: the Nominating and Corporate Governance Committee, the Audit Committee, the Compensation Committee and the Executive Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Executive Committee, which was established to exercise the powers of the Board of Directors when necessary between regular Board meetings, did not meet during fiscal year 2011. Each committee has the power to conduct or authorize investigations or studies of matters within the scope of its responsibilities and may, at our expense, retain independent counsel or other consultants or advisors as deemed necessary. Each committee also has the sole authority to retain or terminate its consultants and approve the payment of fees.

Committee Membership and Meetings

The table below indicates the current membership of each of the Board of Directors’ committees and the number of times the committees met during fiscal year 2011. All of the members of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee are independent.

	Meetings in
Committee	Fiscal Year 2011	Current Members
Nominating and Corporate Governance	3	Kate Pew Wolters (Chair) William P. Crawford Elizabeth Valk Long P. Craig Welch, Jr.

Audit	8	Cathy D. Ross (Chair) Earl D. Holton Robert C. Pew III Peter M. Wege II

Compensation	7	David W. Joos (Chair) Connie K. Duckworth Elizabeth Valk Long P. Craig Welch, Jr. Kate Pew Wolters

Executive	0	Earl D. Holton (Chair) William P. Crawford James P. Hackett Robert C. Pew III Peter M. Wege II P. Craig Welch, Jr.

Committee Charters

Each of these committees operates under a written charter adopted by the Board of Directors that is reviewed and assessed at least annually. The current charters of our Nominating and Corporate Governance, Audit and Compensation Committees, and our Corporate Governance Principles are available in the Corporate Governance section of our website, located at www.steelcase.com, and found under “Company,” “Investor Relations.” The principal responsibilities of each committee are listed below.

Nominating and Corporate Governance Committee

Responsibilities

The principal responsibilities of the Nominating and Corporate Governance Committee are:

•	establishing procedures for identifying and evaluating potential director nominees and recommending nominees for election to our Board of Directors;

•	reviewing the suitability for continued service of directors when their terms are expiring or a significant change in responsibility occurs, including a change in employment;

•	reviewing annually the composition of our Board of Directors to ensure it reflects an appropriate balance of knowledge, experience, skills, expertise and diversity;

•	making recommendations to our Board regarding its size, the frequency and structure of its meetings and other aspects of the governance procedures of our Board of Directors;

•	making recommendations to our Board regarding the functioning and composition of Board committees;

•	reviewing our Corporate Governance Principles at least annually and recommending appropriate changes to our Board of Directors;

•	overseeing the annual self-evaluation of our Board of Directors and annual evaluation of our Chief Executive Officer, or CEO;

•	reviewing director compensation and recommending appropriate changes to our Board of Directors;

•	administering our Related Person Transactions Policy and the Board’s policy on disclosing and managing conflicts of interest;

•	reviewing and approving any related person transactions under our Related Person Transactions Policy; and

•	considering any waiver requests under our Code of Ethics and Code of Business Conduct.

Qualifications for Nominees

Nominees for director are selected on the basis of several criteria, the most fundamental of which is integrity. Directors are expected to be curious and demanding independent thinkers who possess appropriate business judgment and are committed to representing the long-term interests of shareholders. Directors must possess knowledge, experience, skills or expertise that will enhance our Board’s ability to direct our business. Our Board is committed to diversity, and a candidate’s ability to add to the diversity of our Board is also considered. Directors must be willing and able to spend the time and effort necessary to effectively perform their responsibilities, and they must be prepared to resign from our Board in the event that they have a significant change in responsibilities, including a change in employment, as required by our Corporate Governance Principles.

Consideration of Candidates for Director

The Nominating and Corporate Governance Committee considers candidates suggested by its members, other directors and senior management in anticipation of potential or expected Board vacancies. After identifying a potential candidate, the Committee collects and reviews publicly-available information to assess whether he or she should be considered further. If the candidate warrants further consideration, the Chair or another member of the Committee will initiate a contact. Generally, if the person expresses a willingness to be considered, the Committee requests information from the candidate, reviews his or her qualifications and accomplishments and conducts one or more interviews with the candidate. Committee members may also contact references or others who have personal knowledge of the candidate’s accomplishments.

The Committee will also consider candidates recommended by shareholders for nomination by the Board, taking into consideration the needs of the Board and the qualifications of the candidate. Shareholders must submit recommendations to our corporate secretary in writing and include the following information:

•	the recommending shareholder’s name and evidence of ownership of our stock, including the number of shares owned and the length of time owned; and

•	the candidate’s name, resume or a listing of qualifications to be a director of our company and the person’s consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board.

Shareholders may also make their own nominations for director by following the process specified in our by-laws.

Audit Committee

Responsibilities

The principal responsibilities of the Audit Committee are:

•	appointing the independent auditor and reviewing and approving its services and fees in advance;

•	reviewing the performance of our independent auditor and, if circumstances warrant, making decisions regarding its replacement or termination;

•	evaluating the independence of the independent auditor;

•	reviewing and concurring with the appointment, replacement, reassignment or dismissal of the head of our internal audit group, reviewing his annual performance evaluation and reviewing the group’s budget and staffing;

•	reviewing the scope of the internal and independent annual audit plans and monitoring progress and results;

•	reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures;

•	reviewing our financial reporting, including our annual and interim financial statements, as well as the type of information included in our earnings press releases;

•	reviewing the process by which we monitor, assess and manage our exposure to risk; and

•	reviewing compliance with our Global Business Standards, as well as legal and regulatory compliance.

Audit Committee Financial Expert

The Board of Directors has designated Cathy D. Ross as an “audit committee financial expert,” as defined by the SEC’s rules and regulations, based on her financial and accounting education and experience. Ms. Ross is independent, as independence of audit committee members is defined by the listing standards of the NYSE.

Compensation Committee

Responsibilities

The principal responsibilities of the Compensation Committee are:

•	establishing our compensation philosophy;

•	reviewing and approving the compensation of our executive officers, and submitting the compensation of our CEO to the Board of Directors for ratification;

•	reviewing executive and non-executive compensation programs and benefit plans to assess their competitiveness, reasonableness and alignment with our compensation philosophy;

•	making awards, approving performance targets, certifying performance against targets and taking other actions under our incentive compensation plan; and

•	reviewing the Compensation Discussion and Analysis and other executive compensation disclosures contained in our annual proxy statements.

Authority of the Compensation Committee

Pursuant to its charter, the Compensation Committee is authorized by our Board of Directors to oversee our compensation and employee benefit practices and plans generally, including our executive compensation, incentive compensation and equity-based plans. The Committee may delegate its authority to subcommittees, provided that any such subcommittee must consist of at least two members, and the Committee may also delegate appropriate responsibilities associated with our benefit and compensation plans to members of management. The Compensation Committee must submit any changes to our CEO’s compensation to our Board of Directors for ratification.

Delegation of Authority

The Compensation Committee has delegated to our CEO the authority to grant stock options, restricted stock and restricted units to employees. Under this delegated authority, our CEO cannot grant options to acquire more than 5,000 shares, more than 2,000 shares of restricted stock or more than 2,000 restricted units in any year to any one individual, and he cannot grant, in the aggregate, options to acquire more than 100,000 shares, more than 40,000 shares of restricted stock and more than 40,000 restricted units in any year. Also, our CEO cannot grant any stock options, restricted stock or restricted units to any executive officer.

Our CEO has the authority to designate those employees who will participate in our Management Incentive Plan; however, the Committee is required to approve participation in such plan by any executive officer or anyone else who directly reports to our CEO.

The Committee has delegated certain responsibilities with regard to our Retirement Plan to an investment committee consisting of directors and members of management and to an administrative committee consisting of members of management.

Role of Executive Officers in Determining or Recommending Compensation

Our CEO develops and submits to the Compensation Committee his recommendation for the compensation of each of the named executive officers, other than himself, in connection with annual merit reviews of their performance. The Compensation Committee reviews and discusses the recommendations made by our CEO, approves the compensation for each named executive officer for the coming year and submits the compensation for our CEO to the Board of Directors for ratification. In addition, our Chief Financial Officer and other members of our finance staff assist the Committee with establishing performance target levels for performance-based compensation, as well as with the calculation of actual financial performance and comparison to the performance targets, each of which requires the Committee’s approval. See Compensation Discussion and Analysis for more discussion regarding the role of executive officers in determining or recommending the amount or form of executive compensation.

Role of Compensation Consultants

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate independent compensation consultants of its choosing to assist the Committee in carrying out its responsibilities.

The Committee engaged Towers Watson & Co. (“Towers Watson”) during fiscal year 2011 to provide the Committee with a study of the competitiveness of our executive compensation relative to market data and to provide information regarding total shareholder return performance under equity awards granted to our executive officers. See Compensation Discussion and Analysis for more detail regarding the nature and scope of Towers Watson’s assignment and the material elements of the instructions or directions given to them with respect to the performance of their duties. Towers Watson was engaged directly by the Compensation Committee.

In addition to the services performed for the Committee, we have purchased compensation survey data from Towers Watson from time to time and engaged Towers Watson to provide pension plan and compensation consulting services. The decision to purchase the compensation survey data and these services from Towers Watson was made by management and was approved by the Committee. The aggregate amount of fees paid to Towers Watson with regard to executive compensation services in fiscal year 2011 was $24,634, and the amount paid to Towers Watson for compensation survey data and other services in fiscal year 2011 was $110,770.

Compensation Risk Assessment

As of the end of fiscal year 2011, our management conducted an assessment of our employee compensation policies and practices and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on our company. The assessment was reviewed and discussed with the Compensation Committee, which concurred with management’s conclusions.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee was an officer or employee of our company during the fiscal year or was formerly an officer of our company, and none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Board of Directors or our Compensation Committee. See Related Person Transactions for a discussion of a transaction between our company and a relative of director P. Craig Welch, Jr., who serves on our Compensation Committee.

OTHER CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles

Our Board of Directors is committed to monitoring the effectiveness of policy and decision making at the Board and management levels. Fundamental to its corporate governance philosophy is the

Board’s commitment to upholding our reputation for honesty and integrity. Equally fundamental is its commitment to serving as an independent overseer of our management and operations. Our Board adopted a set of Corporate Governance Principles, a copy of which can be found in the Corporate Governance section of our website at www.steelcase.com under “Company,” “Investor Relations.”

Board of Directors Leadership Structure

The leadership structure of our Board of Directors involves a Board Chair who is not our principal executive officer. Robert C. Pew III currently serves as Chair of the Board, and James P. Hackett currently serves as our President and CEO. Our Board of Directors has chosen to keep the roles of Chair of the Board and CEO separate as a matter of sound corporate governance practices and a balance of responsibilities, with an independent director serving as Chair of the Board. This structure allows Mr. Hackett to focus on the day-to-day leadership of our business, while Mr. Pew is able to focus on the leadership of the Board of Directors and its oversight of our company.

Risk Oversight

Our Board of Directors administers its oversight of risk assessment and management practices in several ways. Once a quarter, the Audit Committee reviews a business risk profile prepared by management which summarizes the key risks faced by the company and the likelihood and anticipated financial impact of each risk materializing, as well as any significant changes in the risk profile from the previous quarter. In addition, risk identification and risk management are discussed by the Board of Directors on a regular basis as part of its review of our financial performance and business and strategic planning. We believe our Board of Directors’ oversight of our risk management is strengthened by having an independent director serve as Chair of the Board.

Executive Sessions of Non-Management Directors

The only member of our Board who is also a member of management is James P. Hackett, our President and CEO. Our Board meets quarterly in executive session without Mr. Hackett present. During these sessions, Robert C. Pew III, as Chair of the Board, presides. Our Corporate Governance Principles provide that if the Chair of the Board is a member of management, the outside directors will designate a member to preside at executive sessions.

You may contact the Chair of the Board (or the lead non-management director, if one is subsequently appointed) by sending a letter to:

Chair of the Board/Lead Non-Management Director
c/o Steelcase Inc.
P.O. Box 1967
Grand Rapids, MI 49501-1967

Shareholder Communications

Our Board has adopted a process for interested parties to send communications to the Board. To contact the Board, any of its committees or any of our directors, please send a letter addressed to:

Board of Directors
c/o Lizbeth S. O’Shaughnessy, Secretary
Steelcase Inc.
P.O. Box 1967
Grand Rapids, MI 49501-1967

All such letters will be opened by the corporate secretary. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any committee or group of directors, the corporate secretary will make sufficient copies of the contents and send them to each director who is a member of the committee or group to which the envelope is addressed.

Code of Ethics and Code of Business Conduct

Our Board adopted a Code of Ethics applicable to our chief executive and senior financial officers, as well as a Code of Business Conduct that applies to all of our employees and directors. Only our Nominating and Corporate Governance Committee may grant any waivers of either code for a director or executive officer. Each of these codes is available in the Corporate Governance section of our website, located at www.steelcase.com, and found under “Company,” “Investor Relations.” If any amendment to, or waiver from, a provision of our Code of Ethics is made for our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will also post such information in the Corporate Governance section of our website. To date, no such waivers have been issued.

Materials Available upon Request

We will provide a printed copy of any of the following materials (each of which is also available on our website at www.steelcase.com) to you upon request and without charge:

•	Code of Ethics,

•	Code of Business Conduct,

•	Corporate Governance Principles,

•	Audit Committee Charter,

•	Compensation Committee Charter and

•	Nominating and Corporate Governance Committee Charter.

Please send any such requests to us by email at ir@steelcase.com or by mail at:

Steelcase Inc.
Investor Relations, GH-3C
P.O. Box 1967
Grand Rapids, MI 49501-1967

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial reporting process and its internal controls regarding financial reporting, accounting, legal compliance and ethics. Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended February 25, 2011 (the “independent auditor”), is responsible for performing independent audits of the Company’s consolidated financial statements and its internal control over financial reporting and issuing opinions on:

•	the conformity of those audited financial statements with accounting principles generally accepted in the United States of America and

•	the effectiveness of the Company’s internal control over financial reporting.

Our Committee’s role is to serve as an independent and objective party to monitor these processes on behalf of the Board of Directors and to review the audit efforts of the Company’s internal and independent auditors.

In this context, we discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance (which superseded Statement on Auditing Standards No. 61, Communication With Audit Committee, as amended). In addition, we received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence and reviewed, evaluated and discussed the written report and letter with that firm and its independence with respect to the Company.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We also reviewed and discussed with management the Company’s audited financial statements. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, and relying on the representations of the Company’s management and the independent auditor’s report, our Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 25, 2011 for filing with the Securities and Exchange Commission.

Audit Committee

Cathy D. Ross (Chair)
Earl D. Holton
Robert C. Pew III
Peter M. Wege II

FEES PAID TO PRINCIPAL INDEPENDENT AUDITOR

The fees billed by Deloitte & Touche LLP for fiscal year 2011 (estimated) and fiscal year 2010 (actual) for work performed for us are as follows:

	Fiscal Year	Fiscal Year
Type of Fees	2011	2010
Audit Fees (1)	$1,797,000	$1,878,000
Audit-Related Fees (2)	102,000	—
Tax Fees (3)	559,000	552,000
All Other Fees	—	—

Total Total	$2,458,000	$2,430,000

(1)	Audit fees consisted of fees related to the annual audit of our consolidated financial statements, the annual audit of our internal control over financial reporting, reviews of the financial statements included in quarterly reports on Form 10-Q, other services related to SEC reporting matters and audits of separate financial statements of subsidiaries and other consolidated entities.

(2)	Audit-related fees consisted of fees for services related to the issuance of a comfort letter for an underwritten public debt offering and accounting training.

(3)	Tax fees consisted primarily of fees related to corporate tax compliance services and consultation services for expatriate employees.

Our Audit Committee determined that providing the services reflected in the above table was compatible with the maintenance of the independence of Deloitte & Touche LLP.

Our Audit Committee has a policy under which it approves in advance audit, audit-related and tax services rendered by the principal independent auditor, subject to specific fee limits. If circumstances require hiring the independent auditor for services not previously pre-approved or that would exceed the fee limits previously set, the Audit Committee must pre-approve the new services or fee limits. The Audit Committee Chair may approve specified services between regularly scheduled meetings of the Audit Committee, subject to review by the full Audit Committee at its next scheduled meeting. The fiscal year 2011 services and fees reflected in the above table were pre-approved by the Audit Committee.

COMPENSATION COMMITTEE REPORT

We reviewed and discussed with management the Compensation Discussion and Analysis which follows this report. Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and distribution to the Company’s shareholders.

Compensation Committee

David W. Joos (Chair)
Connie K. Duckworth
Elizabeth Valk Long
P. Craig Welch, Jr.
Kate Pew Wolters

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our policies and practices relating to executive compensation and presents a review and analysis of the compensation earned in fiscal year 2011 by our CEO, our Chief Financial Officer and our three other most highly-paid executive officers. We refer to these five individuals as the “named executive officers.” The amounts of compensation earned by these executives during the past three fiscal years are detailed in the Summary Compensation Table in Executive Compensation, Retirement Programs and Other Arrangements and the other tables which follow it.

Executive Summary

Our financial performance improved significantly in fiscal year 2011 as we began experiencing organic revenue growth as a result of the broader global economic recovery. We recorded revenue of $2.4 billion and net income of $20.4 million in fiscal year 2011, compared to revenue of $2.3 billion and a net loss of $(13.6) million in fiscal year 2010.

We strive to provide competitive pay opportunities and link pay to performance. Amounts realized from short-term and long-term incentive compensation for performance periods ending in fiscal year 2011 were below target. Executive compensation highlights for fiscal year 2011 are:

•	Awards earned under Management Incentive Plan—The named executive officers earned short-term awards under our Management Incentive Plan at 48% of target based on our economic value added performance.

•	No long-term performance shares earned—Although our financial performance improved in fiscal year 2011, our three-year absolute and relative total shareholder return, or TSR, were below threshold performance levels; as a result, no shares were earned under the performance share awards for the fiscal year 2009 to 2011 performance period.

•	Base salary and retirement matching contributions reinstated—After having been temporarily reduced in fiscal year 2010, base salaries were reinstated to prior levels at the beginning of fiscal year 2011. No merit increases were made. Company matching of 401(k) plan contributions was also reinstated in the third quarter of fiscal year 2011.

At the beginning of fiscal year 2012, we made two changes to the form of long-term equity incentive awards granted to our named executive officers compared to prior years:

•	Both restricted units and performance units were granted, replacing our prior practice of granting performance units with a floor of 25% of the target.

•	Dividend equivalents on the performance units will only be paid on the number of shares actually earned at the end of the performance period. Dividend equivalents on the restricted units will be paid during the vesting period.

Philosophy and Objectives

Our philosophy for the compensation of all of our employees, including the named executive officers, is to value the contribution of our employees and share profits through broad-based incentive arrangements designed to reward performance and motivate collective achievement of strategic objectives that will contribute to our company’s success.

The primary objectives of the compensation programs for our named executive officers are to:

•	attract and retain highly-qualified executives,

•	motivate our executives to achieve our business objectives,

•	reward our executives appropriately for their individual and collective contributions,

•	align our executives’ interests with the long-term interests of our shareholders and

•	ensure that executive compensation is reasonable when compared to compensation at similar companies.

Annual Review

Our executive compensation programs fall within three general categories: (1) base salaries, (2) incentive compensation and (3) retirement programs and benefits. The Compensation Committee reviews and approves the base salary and incentive compensation awards for each of our executive officers each year, taking into account the recommendations of our CEO, the individual performance of each officer and our compensation philosophy and objectives described above. Following approval by the Compensation Committee, the compensation of our CEO is submitted to our Board of Directors for ratification. The amount of incentive compensation actually earned by each officer depends on the performance of our company as a whole against the targets established for the particular award. None of the named executive officers has an employment agreement with us.

In order to evaluate the reasonableness and competitiveness of our compensation programs and practices, the Compensation Committee engaged Towers Watson to provide the Committee with an annual study which compares our executive compensation to that of a comparison group of companies. The survey presents information regarding base salaries, short-term bonus targets, annualized expected values of long-term incentive compensation and target total direct compensation for the comparison group. The Compensation Committee does not specifically target each element of compensation of the named executive officers against the comparison group. Instead, the Committee reviews the comparison data to assess whether or not the total compensation of the named executive officers is within a competitive range, and in making its assessment, the Committee considers (a) any difference between the role and responsibilities of each officer compared to those of his or her peers in the comparison group, (b) the specific contributions the officer has made to the successful achievement of our company goals and (c) the relative experience level of the officer and his or her tenure with our company.

The criteria established by the Compensation Committee for the composition of the comparison group for fiscal year 2011 were (1) furniture companies, including office furniture and residential furniture companies, (2) other global durable goods manufacturing companies and (3) other companies which (a) are based within the same region as our company and (b) operate globally. The comparison group consisted of the following companies:

AMETEK, Inc. ArvinMeritor Inc. Avery Dennison Corp. Ball Corporation Cooper Tire & Rubber Company Donaldson Company, Inc. GATX Corporation	Herman Miller, Inc. HNI Corporation IDEX Corporation La-Z-Boy Inc. Leggett & Platt Inc. Navistar International Corporation Oshkosh Corporation	Parker-Hannifin Corporation Pitney Bowes Inc. Rockwell Automation, Inc. SPX Corporation The Toro Company Thomas & Betts Corporation

As of December 2009 (the timing of the comparison data used for fiscal year 2011), the most recent fiscal year revenues for the comparison group ranged from $1.2 billion to $14.7 billion, with a median of

$3.5 billion, and market capitalization of the group ranged from $112.0 million to $6.9 billion, with a median of $1.8 billion.

Base Salary

As described above, the base salary of each of our named executive officers is reviewed and approved by the Compensation Committee as part of its overall review of executive compensation, and our Board of Directors ratifies any changes to our CEO’s base salary. As a general rule, base salaries for the named executive officers are set at a level which will allow us to attract and retain highly-qualified executives. In addition to the annual reviews, the base salary of a particular executive may be adjusted during the course of a fiscal year in connection with a promotion or other material change in the executive’s role or responsibilities.

Base salaries were reinstated at the beginning of fiscal year 2011, after having been reduced in fiscal year 2010 due to economic and business conditions. None of the named executive officers received a merit increase or other base salary change during fiscal year 2011.

In early fiscal year 2012, each of the named executive officers received a merit increase to his or her base salary within a normal range, and two of the named executive officers received additional increases. James P. Keane’s base salary was increased by a total of 10% for merit and in connection with the expansion of his responsibilities from President of the Steelcase Group for North America to President of the Steelcase Group for the Americas, Europe, the Middle East and Africa. David C. Sylvester’s base salary was increased by a total of 9% for merit and in connection with his promotion to Senior Vice President, Chief Financial Officer.

Incentive Compensation

In the two most recent fiscal years, the incentive compensation awarded to our executive officers has remained consistent and includes two types of awards: (1) annual awards under our Management Incentive Plan, or MIP, which are earned based on our economic value added, or EVA, results for the fiscal year and are paid in cash and (2) performance unit awards which are earned based on our TSR for three fiscal years and are settled in shares. The combination of these two types of awards create overlapping award cycles that are designed to create retention and provide a mix of cash and equity-based incentives.

As an illustration, the following chart shows the mix of compensation for James P. Hackett compared to the average of the other named executive officers, or NEOs, as a group as of fiscal year 2011, valuing the MIP awards at the target level of performance and the performance unit awards at the grant date market price per share of the target number of shares of Class A Common Stock, and notes the portion of the total compensation paid in the form of cash or equity and the portion earned based on EVA or TSR performance. The mix of compensation is relatively consistent between the CEO and the other named executive officers and among the other named executive officers.

Elements of Total Compensation at Target Levels

Management Incentive Plan

Philosophy and Practice

As described above, each of our named executive officers receives a short-term award under our MIP each fiscal year which is paid in cash shortly after the end of the fiscal year based on the achievement of certain EVA results for the fiscal year. EVA is a profit measure that takes into account the cost of capital and is calculated by taking our net income before interest expense, deducting a capital charge representing the economic cost of an expected return (set by the Compensation Committee at 10% for fiscal year 2011) on average shareholders’ equity and average long-term debt, and adjusting for cash and short-term investments (including variable life company-owned life insurance policies) in excess of $100 million and related interest income, the impact of recent acquisitions and the deferral of a portion of restructuring or other charges to the extent approved by the Compensation Committee. No awards can be earned to the extent that they would result in our company recording a net loss for the fiscal year unless the Committee determines otherwise.

We use EVA as the performance measure for the MIP because we believe it is an effective measure of the performance of our business, it reinforces the efficient use of capital and it fits with our compensation philosophy of sharing profits with our employees. In addition to the named executive officers, over 300 management employees participate in the MIP and a majority of our other employees also receive annual incentive compensation based on EVA results. We use EVA as a measurement tool in other areas of our business, such as evaluating business acquisitions, ventures, product development and other capital expenditures.

Fiscal Year 2011 Awards

Annually, the Compensation Committee reviews and establishes the amount of EVA required to earn the minimum, target and maximum level of awards under the MIP. The EVA performance levels established by the Compensation Committee for fiscal year 2011 are set forth in the following chart. In setting the EVA target for fiscal year 2011, the Compensation Committee considered the extraordinarily difficult industry and economic environment over the past two years and the need to keep our employees engaged. The amount of EVA performance above or below the target that would have resulted in the awards being earned at the maximum level or at the minimum level was set at 8% of EVA capital for the fiscal year. The “Equivalent Level of Net Income (Loss)” column indicates the approximate amount of net income (loss) for fiscal year 2011 which would have resulted in the minimum, target or maximum awards being earned, assuming that all other actual financial results and EVA capital for fiscal year 2011 were unchanged.

Equivalent Level
Performance Level	EVA Performance	Amount Earned	of Net Income (Loss)
Minimum	$(91.2) million	0% of target	$(10.0) million *
Target	$(25.0) million	100% of target	$55.0 million
Maximum	$41.2 million	200% of target	$120.0 million

*	No awards can be earned to the extent that the awards would result in our company recording a net loss for the fiscal year unless the Compensation Committee approves otherwise.

The named executive officers’ target MIP awards for fiscal year 2011 were:

Name	Target Award
James P. Hackett	100% of base salary
All other named executive officers	80% of base salary

In determining the size of MIP awards to be granted, our CEO presented to the Compensation Committee his recommendations for the size of award for each named executive officer other than himself, taking into consideration the factors described above under the heading “Annual Review” and the officer’s long-term incentive compensation. The Committee reviewed the value of the target awards as a percentage of the officer’s base salary relative to the median level of short-term incentive compensation shown in the Towers Watson comparison study.

Awards Earned and Link to Company Performance

Our actual EVA performance for fiscal year 2011 was $(59.2) million, resulting in the MIP awards being earned at 48% of target. The following chart depicts the relationship between our EVA, as calculated under the MIP, and net income (loss), on the left axis, and the percentage of target earned under the MIP, on the right axis, for each of the past five fiscal years.

Equity Awards

Philosophy and Practice

Each of our named executive officers typically receives a long-term equity-based incentive award under our Incentive Compensation Plan each year, in accordance with our philosophies of paying for performance and aligning the interests of our executives with those of our shareholders. The awards are approved by the Compensation Committee, and in the case of our CEO, ratified by our Board of Directors, typically at a regularly scheduled meeting at the beginning of each fiscal year, but awards also may be approved at a special meeting.

In addition to granting annual equity-based incentive awards, from time to time at the request of our CEO, the Compensation Committee considers granting special awards of restricted units to named executive officers in connection with promotions or other changes in responsibilities or in recognition of particular contributions to our company’s performance. No such awards were granted to the named executive officers during fiscal year 2011. In early fiscal year 2012, in connection with the expansion of his responsibilities, James P. Keane received an award of 45,000 restricted units which will vest in three equal installments at the end of each of fiscal years 2012, 2013 and 2014.

All grants of equity-based incentive awards to named executive officers require the advance approval of the Compensation Committee (and, for equity awards to our CEO, ratification by the Board), and we do not have any program or practice to time the grant of equity-based awards relative to the release of any material non-public information.

Fiscal Year 2011 Awards

Each of the named executive officers was granted a performance unit award in fiscal year 2011. The number of shares earned will be based on our TSR performance for fiscal years 2011 through 2013 relative to the industrial subset of companies within the S&P MidCap 400 Index. TSR, expressed as a compound annual growth rate, includes the change in trading price and dividends paid during the performance period and is stated as a percentage relative to the trading price just prior to the beginning of the performance period. During the performance period, the named executive officers receive dividend equivalent payments on the target number of units awarded. A number of shares of Class A Common Stock equal to 25% of the target award will be earned if the officer remains employed by us through the end of fiscal year 2013 whether or not the minimum performance level is achieved.

The levels of relative TSR performance that would result in the award of the threshold, target or maximum number of shares under the performance units awarded in fiscal year 2011 are as follows:

	Relative TSR	Number of
Performance Level	Performance	Shares Earned
Minimum	30th percentile	50% of target
Target	50th percentile	100% of target
Maximum	90th percentile	200% of target

The Compensation Committee selected TSR as the performance measure for these awards to better align the compensation of the executive officers with the interests of our shareholders. It chose the industrial subset of the S&P MidCap 400 index for the measurement of relative TSR because the Committee desired a large enough group to mitigate the impact of any one-time events that may be experienced by a company within the group, and the group includes companies with reasonably similar market capitalization to our company.

In determining the number of performance units to be granted, our CEO presented to the Compensation Committee his recommendations for the size of award for each named executive officer other than himself, taking into account the factors described above under the heading “Annual Review.” The Committee reviewed the estimated value of the target level of the recommended awards as a percentage of the officer’s base salary relative to the median level of long-term incentive compensation shown in the Towers Watson comparison study. The final performance unit awards, including the award to our CEO, were approved by the Committee, and the award to our CEO was ratified by the Board of Directors.

Awards Earned and Link to Company Performance

The performance period for the performance shares granted to the named executive officers in fiscal year 2009 ran from fiscal year 2009 through fiscal year 2011. The awards could be earned based on two performance criteria, each with 50% weighting: absolute TSR expressed as a compound annual growth rate, and relative TSR. Below are the performance levels which would have resulted in the threshold, target and maximum amounts earned.

Our actual TSR performance for this award, also set forth below, resulted in no shares being earned. The lack of a payout for our fiscal year 2009 through fiscal year 2011 performance cycle demonstrates alignment with TSR performance and our pay for performance philosophy.

	Absolute TSR
	Performance —	Relative TSR	Number of
Performance Level	Annualized	Performance	Shares Earned
Threshold	6%	30th percentile	50% of target
Target	12%	50th percentile	100% of target
Maximum	24%	90th percentile	200% of target
Actual	(9%)	9th percentile	0% of target

Retirement Plans and Benefits

Each of the named executive officers is eligible to participate in the following retirement benefit plans:

•	Retirement Plan,

•	Restoration Retirement Plan,

•	Executive Supplemental Retirement Plan and

•	Deferred Compensation Plan.

The Retirement Plan and Deferred Compensation Plan are intended to allow the officers to contribute portions of their current compensation on a tax-deferred basis and to be competitive with benefits that are offered by similar companies. We also make profit-sharing, matching or other contributions to the Retirement Plan from time to time in our discretion. We reinstated matching contributions during the third quarter of fiscal year 2011, but we did not make any other contributions during the year. The Restoration Retirement Plan is intended to provide benefits to participants for whom contributions to the Retirement Plan are limited under the Internal Revenue Code. No contribution was made to the Restoration Retirement Plan in fiscal year 2011. Amounts contributed to or deferred under these plans earn a return based on the elections made by the individual officer from a number of investment options. The Executive Supplemental Retirement Plan, which was originally adopted in 1981, is intended to assist us with attracting and retaining highly-qualified executives and to enable them to devote their full-time best efforts to our company. We do not have a policy or practice of granting our executive officers extra years of service credit under any of these plans.

Each of these plans, other than our Retirement Plan, is discussed below in Executive Compensation, Retirement Programs and Other Arrangements under the headings “Pension Benefits” and “Deferred Compensation.” Our Retirement Plan is a tax-qualified defined contribution plan which is open to all U.S.-based employees of Steelcase Inc. and certain of its subsidiaries and affiliates. Participants may elect to contribute a portion of their earnings to the 401(k) component of the Retirement Plan each year.

Certain senior management employees, including our CEO, also have individual deferred compensation agreements with us that were entered into more than ten years ago. Under these agreements, the employees deferred a portion of their compensation and are entitled to receive fixed payments beginning at age 70. These agreements were intended to allow participants to build additional retirement income on a tax-deferred basis. At the time we entered into the agreements, we purchased company-owned life insurance policies that, although they were not pledged sources of funding for these agreements, were expected to generate returns that would approximate our obligations under the agreements.

In addition to these retirement and deferred compensation plans, upon a qualifying retirement (generally when the age at retirement and number of years of continuous service with our company equals 80 or more), each of the named executive officers is eligible to continue to receive healthcare benefits, including medical, dental and vision insurance programs, in the same manner as all other U.S. employees of Steelcase Inc. hired before July 22, 2002. We currently allow eligible U.S. retirees to continue to receive healthcare benefits for life, but we reserve the right to change or eliminate this benefit at any time. Participating retirees are required to pay a portion of the cost of coverage, and the cost sharing percentage varies depending on the date the participant became eligible to retire, age and years of service with our company.

Severance and Change in Control Benefits

Each of the named executive officers participates in our Executive Severance Plan, which provides for certain benefits in the event of certain terminations of employment with our company. This plan is intended to provide clarity to shareholders and executive management in the event of a severance and/or change in control, align the interests of executive management with the long-term interests of our shareholders, reinforce behavior that promotes maximum value in the event of any merger or acquisition activity and attract and retain executive management by maintaining competitive compensation programs. The value of the potential benefits under the Executive Severance Plan for each of the named executive officers as of the end of fiscal year 2011 are detailed below in Executive Compensation, Retirement Programs and Other Arrangements under the heading “Termination or Change in Control Payments.”

Other Programs and Practices

Perquisites and Other Benefits

Our company provides very limited perquisites or other personal benefits to our named executive officers. The only perquisite received in fiscal year 2011 by the named executive officers was an optional annual physical examination and, in the case of our CEO only, home security costs. In addition, the family members of some of our named executive officers travelled on our corporate aircraft on occasion during fiscal year 2011, but the incremental cost to our company of such travel was negligible as they were passengers on flights that were otherwise scheduled for business purposes. Use of our corporate aircraft by our CEO for personal travel is governed by written aircraft time-sharing agreements under which he reimburses us for all operating expenses associated with the flight, multiplied by 200%. The aggregate incremental cost to our company of the perquisites or other personal benefits received by the named executive officers in fiscal year 2011 was less than $10,000 per officer.

The named executive officers also may elect to participate in other benefit programs on the same terms as other employees of our company. These programs include medical, dental, vision, life and disability insurance, charitable gift matching and discounts on company products. None of the named executive officers has a company car or company-provided housing, and we do not pay any country club memberships or financial planning for any of the named executive officers.

Stock Ownership Guidelines

The Compensation Committee established stock ownership guidelines to encourage stock ownership among our executives to further the objective of aligning our executives’ interests with those of our shareholders. Under these guidelines, our CEO is expected to own shares of our common stock having a current market value of not less than five times his base salary, and the other named executive officers are expected to own shares having a current market value of not less than two or three times their respective base salaries, depending on their position. The amount of holdings required by the guidelines was developed based on market comparisons and the premise that an executive should be able to satisfy the guidelines by retaining shares awarded to the executive as compensation and without purchasing additional shares, assuming the applicable performance criteria for the share awards are satisfied. New executive officers are given a period of five fiscal years from their appointment to meet the guidelines in order to allow them an appropriate period of time to build their holdings through annual equity awards.

In addition to shares owned by our executives, holdings which count toward satisfaction of stock ownership guidelines include restricted stock, restricted units, performance shares and performance units at target award levels during the vesting period, as well as the value of in-the-money stock options held by the executives. The Compensation Committee reviews compliance with the stock ownership guidelines annually. All of the named executive officers are in compliance with their stock ownership guidelines.

Non-compete and Other Forfeiture Provisions

One of the basic principles of the various compensation plans and programs which may provide benefits to our named executive officers during or after their employment with us is that certain compensation or benefits will be forfeited or returned if the participant competes with us during a specified period after they leave our employment.

In addition, our Executive Severance Plan provides that in the event our financial results are materially restated, the Compensation Committee may review the circumstances surrounding the restatement and determine whether and which participants will forfeit the right to receive any future benefits and/or repay any prior benefits received under the plan. In the event of a material restatement due to fraud, if the Committee determines that a participant was responsible for or participated in the fraud, that participant will be required to forfeit any future benefits and repay any prior benefits paid in excess of the amounts that would have been paid based on our restated financial results. These are called “clawback” provisions, and the MIP and the Incentive Compensation Plan have similar clawback provisions which apply only to those participants who also participate in the Executive Severance Plan.

Tax Considerations

In making decisions regarding executive compensation, the Compensation Committee considers the tax deductibility of the amounts payable. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain officers to $1 million unless certain conditions are satisfied. The Committee’s goal is to structure the compensation paid to these individuals to maximize deductibility for federal income tax purposes; however, when deemed necessary, the Committee may authorize compensation that may not be deductible under Section 162(m) to promote incentive and retention goals.

EXECUTIVE COMPENSATION, RETIREMENT PROGRAMS AND OTHER ARRANGEMENTS

This section and the tables set forth in this section should be read in conjunction with the more detailed description of our executive compensation plans and arrangements included in the Compensation Discussion and Analysis which precedes this section.

Summary Compensation Table

The following table shows compensation information for fiscal years 2011, 2010 and 2009 for (1) James P. Hackett, our President and CEO, (2) David C. Sylvester, our Chief Financial Officer, and (3) our three other most highly-paid executive officers as of the end of fiscal year 2011. In this proxy statement, we refer to these five executive officers collectively as the “named executive officers.”

Summary Compensation Table

					Change in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
Name and	Fiscal		Stock	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Awards (1)	Compensation (2)	Earnings (3)	Compensation (4)	Total
James P. Hackett	2011	$900,000	$2,056,500	$448,823	$124,024	$4,974	$3,534,321
President and Chief	2010	$792,000	$1,069,250	$101,988	$225,305	$74	$2,188,617
Executive Officer	2009	$896,538	$365,016	$512,568	$247,212	$29,928	$2,051,262
David C. Sylvester	2011	$380,000	$822,600	$151,282	$145,298	$2,120	$1,501,300
Senior Vice President,	2010	$342,000	$576,000	$24,687	$391,463	$99	$1,334,249
Chief Financial Officer	2009	$377,115	$125,021	$157,434	$914	$28,788	$689,272
Mark A. Baker	2011	$460,000	$914,000	$183,138	$167,296	$3,966	$1,728,400
Senior Vice President,	2010	$403,570	$629,760	$37,938	$385,616	$99	$1,456,984
Global Operations Officer	2009	$433,731	$155,458	$207,206	—	$27,600	$823,995
James P. Keane	2011	$479,000	$914,000	$191,902	$139,428	$2,285	$1,726,615
President,	2010	$431,100	$537,600	$48,213	$396,959	$74	$1,413,946
Steelcase Group	2009	$477,269	$165,057	$245,370	—	$29,292	$916,988
Nancy W. Hickey	2011	$380,000	$667,220	$151,513	$38,351	$2,995	$1,240,079
Senior Vice President,	2010	$342,000	$499,200	$34,134	$119,727	$74	$995,135
Chief Administrative Officer	2009	$378,077	$100,290	$170,006	$75,717	$27,600	$751,690

(1)	The amounts shown in this column are the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for performance units and restricted units granted during the applicable fiscal year. The assumptions made in the valuation of such awards are disclosed in Note 16 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2011 filed with the SEC on April 25, 2011. For the performance units, the grant date fair value is based upon the probable outcome of the performance conditions, including the floor amount. Assuming that the highest level of performance conditions will be achieved, the value of the performance units granted in fiscal year 2011, based on the grant date market price per share of the maximum number of shares of our Class A Common Stock that can be earned, including the floor amount, would be $2,947,500 for James P. Hackett, $1,177,200 for David C. Sylvester, $1,308,000 for Mark A. Baker, $1,308,000 for James P. Keane, and $954,840 for Nancy W. Hickey.

(2)	The amounts shown in this column represent the sum of:

(a) short-term MIP awards earned in fiscal years 2011 and 2009 (no such awards were earned in fiscal year 2010),

(b) the cash portion of long-term MIP awards earned in fiscal year 2009 and

(c) earnings for the applicable fiscal year on long-term MIP awards earned in prior fiscal years.

The short-term awards were paid in cash shortly after the end of the applicable fiscal year. The cash portion of the long-term awards are payable in three equal annual installments after the end of the three following fiscal years. No long-term awards were made to the named executive officers in fiscal year 2011 or 2010 as a result of a change in the mix of incentive compensation awarded to the officers.

The long-term awards are credited with an annual rate of return which is paid at the time the related portion of the award is paid. For fiscal years 2011, 2010 and 2009, the rates of return were 4.17%, 7.92% and 4.02%, respectively, and were based on an estimate of our three-year incremental borrowing rate at the beginning of the fiscal year. The amounts included in this column for fiscal year 2011 for earnings on long-term MIP awards made in prior years are as follows:

		Earnings payable
	Earnings paid	after end of
	after end of	fiscal year
Name	fiscal year 2011	2012
James P. Hackett	$13,962	$2,861
David C. Sylvester	$4,420	$942
Mark A. Baker	$5,317	$1,180
James P. Keane	$6,642	$1,324
Nancy W. Hickey	$4,649	$944

(3)	The amounts shown in this column represent the net increase in actuarial present value of the applicable officer’s accumulated benefit under (a) our Executive Supplemental Retirement Plan and (b) in the case of James P. Hackett, a deferred compensation agreement. The changes in the actuarial present value of the accumulated benefit under the Executive Supplemental Retirement Plan for each participant are affected by changes in compensation and the discount rate. For fiscal year 2011, the change in the actuarial present value of the accumulated benefit for each participant was primarily attributable to a decrease in the discount rate from 5.3% to 4.8% and the impact of the restoration of the officers’ base salaries to prior year levels. For fiscal year 2010, the increase in the present value of accumulated benefits from the prior year was primarily attributable to a significant decrease in the discount rate from 8.0% to 5.3%, which had a greater impact on those who had not met retirement eligibility. For fiscal year 2009, the change in the actuarial present value of the accumulated benefit under the Executive Supplemental Retirement Plan for Mark A. Baker and James P. Keane were reductions of $42,019 and $79,796, respectively, so the amounts are reflected as zero in accordance with the SEC’s rules and regulations. Earnings under our Deferred Compensation Plan are not included because they are not earned at a preferential rate.

(4)	The amounts shown in this column for fiscal year 2011 include the following:

	Company
	Contributions under	Life	All Other
	Retirement or	Insurance	Compensation
Name	Pension Plans	Premiums	–Total
James P. Hackett	$4,900	$74	$4,974
David C. Sylvester	$2,046	$74	$2,210
Mark A. Baker	$3,892	$74	$3,966
James P. Keane	$2,211	$74	$2,285
Nancy W. Hickey	$2,921	$74	$2,995

Incentive Compensation Awards

The following table shows the awards granted to the named executive officers during fiscal year 2011 under our incentive compensation plans.

Fiscal Year 2011 Grants of Plan-Based Awards

					Estimated Future Payouts				Grant Date
		Estimated Future Payouts Under			Under Equity Incentive Plan			All Other	Fair Value of
		Non-Equity Incentive Plan Awards			Awards			Stock	Stock and
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Option Awards
James P. Hackett	3/29/10 (1)	$0	$900,000	$1,800,000
	3/30/10 (2)				56,250	168,750	393,750	56,250	$2,056,500
David C. Sylvester	3/29/10 (1)	$0	$304,000	$608,000
	3/29/10 (2)				22,500	67,500	157,500	22,500	$822,600
Mark A. Baker	3/29/10 (1)	$0	$368,000	$736,000
	3/29/10 (2)				25,000	75,000	175,000	25,000	$914,000
James P. Keane	3/29/10 (1)	$0	$383,200	$766,400
	3/29/10 (2)				25,000	75,000	175,000	25,000	$914,000
Nancy W. Hickey	3/29/10 (1)	$0	$304,000	$608,000
	3/29/10 (2)				18,250	54,750	127,750	18,250	$667,220

(1)	These lines show the potential payout opportunity for short-term MIP awards for fiscal year 2011, as described below. Following the end of fiscal year 2011, actual performance resulted in these awards being earned at 48% of target and paid in cash. The actual amounts earned were: James P. Hackett, $432,000; David D. Sylvester, $145,920; Mark A. Baker, $176,640; James P. Keane, $183,936; and Nancy W. Hickey, $145,920.

(2)	These lines show performance unit awards made under our Incentive Compensation Plan, as described below. The number of shares shown in the All Other Stock Awards column represents the floor amount, as described below. The grant date fair value is based upon the probable outcome of the performance conditions and the floor amount.

MIP awards

The short-term MIP awards granted for fiscal year 2011 were based on EVA achievement compared to a target of $(25.0) million. In March 2011, the Compensation Committee confirmed the performance results, and the awards were earned at 48% of target.

Performance unit awards

The performance unit awards granted in fiscal year 2011 can be earned based on the achievement of certain TSR levels for fiscal years 2011 through 2013 relative to the industrial subset of companies within the S&P MidCap 400 index. TSR includes the change in trading price and dividends paid on our Class A Common Stock during the performance period and is stated as a compound annual growth rate relative to the trading price just prior to the beginning of the performance period.

A floor amount equal to 25% of the target number of shares will be earned regardless of the level of relative TSR achieved, and the levels of relative TSR performance that would result in the award of the threshold, target or maximum number of shares are as follows:

Performance Measure	Threshold	Target	Maximum
Relative TSR	30th percentile	50th percentile	90th percentile

During the performance period, dividend equivalent payments were made based on the target number of shares for each award, and at the end of fiscal year 2013, the number of performance units earned will be issued as Class A Common Stock.

Outstanding Equity Awards

The following table shows the equity awards granted to the named executive officers under our Incentive Compensation Plan which remained outstanding at the end of fiscal year 2011, including (1) unexercised stock options, (2) unvested restricted units and (3) unearned or unvested performance units. The market values shown in the table are based on the closing price of our Class A Common Stock at the end of fiscal year 2011 of $9.75 per share.

Fiscal Year 2011 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
			Equity					Incentive	Awards:
			Incentive					Plan	Market or
			Plan					Awards:	Payout
			Awards:				Market	Number of	Value of
	Number of	Number of	Number			Number of	Value of	Unearned	Unearned
	Securities	Securities	of Shares			Shares or	Shares or	Shares,	Shares,
	Underlying	Underlying	Underlying			Units of	Units of	Units or	Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	That Have	That Have
Name	Exercisable	Unexercisable	Options	Price	Date	Vested	Vested	Not Vested	Not Vested
James P. Hackett:
Stock option	408,099	—	—	$14.81	3/20/12
Restricted units						10,867 (1)	$105,953
Performance units						43,750 (2)	$426,563	206,250 (2)	$2,010,938
Performance units						56,250 (3)	$548,438	393,750 (3)	$3,839,063

David C. Sylvester:
Stock option	27,777	—	—	$14.81	3/20/12
Restricted units						3,577 (1)	$34,876
Performance units						18,750 (2)	$182,813	131,250 (2)	$1,279,688
Performance units						22,500 (3)	$219,375	157,500 (3)	$1,535,625

Mark A. Baker:
Stock option	26,074	—	—	$11.62	3/20/11
Stock option	77,777	—	—	$14.81	3/20/12
Restricted units						4,484 (1)	$43,719
Performance units						20,500 (2)	$199,875	143,500 (2)	$1,399,125
Performance units						25,000 (3)	$243,750	175,000 (3)	$1,706,250

James P. Keane:
Stock option	61,628	—	—	$11.62	3/20/11
Stock option	111,111	—	—	$14.81	3/20/12
Restricted units						5,031 (1)	$49,052
Performance units						17,500 (2)	$170,625	122,500 (2)	$1,194,375
Performance units						25,000 (3)	$243,750	175,000 (3)	$1,706,250

Nancy W. Hickey:
Stock option	95,133	—	—	$14.81	3/20/12
Restricted units						3,587 (1)	$34,973
Performance units						16,250 (2)	$158,438	113,750 (2)	$1,109,063
Performance units						18,250 (3)	$177,938	127,750 (3)	$1,245,563

(1)	These restricted units will vest at the end of fiscal year 2012.

(2)	These performance units can be earned based on the satisfaction of certain performance conditions over fiscal years 2010 through 2012 and, if earned, will vest in full at the end of fiscal year 2012. A floor amount equal to 25% of the target award will be earned regardless of the level of performance and is reported in the Number of Shares or Units of Stock That Have Not Vested column. Because the performance as of the end of fiscal year 2011 was above the target performance goals for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the maximum number of shares under the award, excluding the floor amount, in accordance with the SEC’s rules and regulations.

(3)	These performance units can be earned based on the satisfaction of certain performance conditions over fiscal years 2011 through 2013 and, if earned, will vest in full at the end of fiscal year 2013. A floor amount equal to 25% of the target award will be earned regardless of the level of performance and is reported in the Number of Shares or Units of Stock That Have Not Vested column. Because the performance as of the end of fiscal year 2011 was above the target performance goals for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the maximum number of shares under the award, excluding the floor amount, in accordance with the SEC’s rules and regulations.

Option Award Exercises and Stock Award Vesting

The following table shows (1) stock options exercised by the named executive officers during fiscal year 2011 and (2) stock awards (including restricted stock and units and performance shares and units) previously granted to the named executive officers which vested during fiscal year 2011.

Fiscal Year 2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized	Number of Shares	Value Realized
Name	Exercise	on Exercise	Acquired on Vesting	on Vesting (1)
James P. Hackett	—	—	31,583	$307,934
David C. Sylvester	—	—	10,229	$99,733
Mark A. Baker	—	—	12,395	$120,851
James P. Keane	—	—	15,199	$148,190
Nancy W. Hickey	—	—	10,671	$104,042

(1)	The amounts shown in this column are calculated by multiplying (a) the closing market price of our Class A Common Stock on the date of vesting by (b) the number of shares vested. These values do not reflect any deduction for shares forfeited to cover applicable tax withholding.

Pension Benefits

The following table shows information regarding each plan that provides for payments or other benefits to the named executive officers at, following or in connection with retirement.

Fiscal Year 2011 Pension Benefits

		Number of
		Years
		Credited	Present Value of
Name	Plan Name	Service (1)	Accumulated Benefit (2)
James P. Hackett	Executive Supplemental Retirement Plan	20	$3,339,229
	Deferred Compensation Agreement	Not applicable	$418,091
David C. Sylvester	Executive Supplemental Retirement Plan	3	$1,136,548
Mark A. Baker	Executive Supplemental Retirement Plan	8	$1,398,299
James P. Keane	Executive Supplemental Retirement Plan	9	$1,405,541
Nancy W. Hickey	Executive Supplemental Retirement Plan	14	$1,734,895

(1)	The numbers shown in this column for the Executive Supplemental Retirement Plan represent the number of full years the executive officer has participated in the plan as of the end of fiscal year 2011. Eligibility and benefits under this plan are based on age and continuous years of service with our company, as well as a vesting schedule as described below.

(2)	The amounts shown in this column represent the actuarial present value of the executive officer’s accumulated benefits under the applicable plan or agreement as of the end of fiscal year 2011. These amounts were calculated using the same assumptions used for financial reporting purposes under generally accepted accounting principles, which are disclosed in Note 13 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2011 filed with the SEC on April 25, 2011.

Executive Supplemental Retirement Plan

Our Executive Supplemental Retirement Plan, or SERP, is an unfunded plan that provides certain defined benefits to participants who are approved by the Compensation Committee. Participants do not make contributions to the SERP, which pays the following benefits following a qualifying retirement, death or total disability:

•	five annual payments equal to the sum of (1) 70% of the participant’s average base salary for the three consecutive calendar years prior to retirement, death or total disability plus (2) $50,000, followed by

•	ten annual payments of $50,000.

A participant is eligible for normal retirement under the SERP at age 65. A participant is eligible for early retirement under the SERP when the participant’s age plus years of continuous service with our company equal 80 or more, but if the participant retires before age 65, payments under the SERP for amounts treated as deferred prior to January 1, 2005 will not start until after the participant has reached age 65 and payments for amounts treated as deferred on or after January 1, 2005 will start on the participant’s early retirement date, unless otherwise elected by the participant. None of the named executive officers is age 65 or older, but James P. Hackett and Nancy W. Hickey meet the requirements for early retirement.

Participants are fully vested in the SERP after seven years of participation in the plan, with partial vesting beginning at 20% after three years of participation and increasing 20% per year thereafter. For example, after five years of participation in the SERP, a participant is 60% vested and would receive payments equal to 60% of the amounts described above if he or she qualified for retirement and retired at that point.

Deferred Compensation Agreement

We have an individual deferred compensation agreement with James P. Hackett under which he deferred a portion of his compensation from March 1996 to February 2001. This is an unfunded arrangement and is similar to other arrangements we entered into around the same time with other senior employees.

Under his agreement, Mr. Hackett deferred an aggregate of $250,000, and after he reaches age 70 in 2025, he will receive a payment of $300,000 per year for a period of 15 years. This payment stream reflects an implied annual rate of return of approximately 8.55%. If Mr. Hackett dies before age 70, his heirs would be entitled to receive reduced payments under his agreement, and in the event his employment is terminated for cause, we would pay him only the original amount he deferred.

Deferred Compensation

The following table shows information for fiscal year 2011 regarding each plan under which compensation may be deferred on a basis that is not tax-qualified.

Fiscal Year 2011 Nonqualified Deferred Compensation

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
Name	Last FY (1)	Last FY	in Last FY (2)	Distributions	at Last FYE (3)
James P. Hackett	—	—	$40,479	—	$242,146
David C. Sylvester	—	—	$7,242	—	$45,066
Mark A. Baker	—	—	$47,527	—	$259,569
James P. Keane	—	—	$20,216	—	$196,479
Nancy W. Hickey	$35,000	—	$102,640	—	$719,398

(1)	The amounts shown in this column are the amounts deferred by the officers under our Deferred Compensation Plan. The amount shown for Nancy W. Hickey represents salary earned in fiscal years 2010 and 2011 that would have been paid to Ms. Hickey during fiscal year 2011 if she had not deferred it under the Deferred Compensation Plan, and $34,327 of such amount is reported in Ms. Hickey’s compensation in fiscal year 2011 in the Summary Compensation Table.

(2)	The amounts shown in this column are the earnings in the officers’ accounts under both our Deferred Compensation Plan and our Restoration Retirement Plan. These amounts are not reported in the Summary Compensation Table because the earnings are not preferential.

(3)	The amounts shown in this column are the combined balance of the applicable executive officer’s accounts under our Deferred Compensation Plan and our Restoration Retirement Plan. Of the amounts contributed to these plans, $135,329 for James P. Hackett, $26,640 for David C. Sylvester, $87,677 for Mark A. Baker, $105,939 for James P. Keane, and $339,962 for Nancy W. Hickey were reported as compensation in Summary Compensation Tables in our proxy statements for previous fiscal years.

Deferred Compensation Plan

Under our Deferred Compensation Plan, participants may elect to defer up to 25% of their base salary and/or up to 50% of their short-term award under the MIP into an unfunded account with our company on a tax-deferred basis. Our company does not make any contributions to the Deferred Compensation Plan. Funds deferred under the Deferred Compensation Plan are deemed invested in one or more market investment funds selected by the participant and are payable to the participant after termination of employment in either a lump sum or installments, at the election of the participant.

Restoration Retirement Plan

Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our MIP for whom contributions to our Retirement Plan are limited by Section 401(a)(17) of the Internal Revenue Code may participate in the Restoration Retirement Plan. We make annual additions to a participant’s bookkeeping account under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan up to a combined maximum of two times the limit under Section 401(a)(17).

The vesting period for our contributions to the Restoration Retirement Plan is two years. Participants select from several investment fund options for their accounts under the Retirement Plan, and, prior to January 15, 2011, the rate of return a participant earned on his or her Retirement Plan account was also applied to the participant’s Restoration Retirement Plan account. Effective January 15, 2011, participants make separate elections for the Restoration Retirement Plan, and the rate of return is based on those elections. Following termination of employment, a participant’s account balance in the Restoration

Retirement Plan, to the extent vested, is paid out to the participant either in a lump sum or installments, at the election of the participant.

Termination or Change in Control Payments

The following table shows the estimated payments that would have been made to the named executive officers if a termination of employment and/or change in control had happened on February 25, 2011, the last day of our fiscal year 2011.

The various circumstances under which payments would have been made are categorized as follows:

•	Retirement–meaning the officer voluntarily terminated his or her employment and was eligible for retirement or early retirement benefits under the applicable plan, which generally occurs when the officer’s age plus years of continuous service at our company equals or exceeds 80. James P. Hackett and Nancy W. Hickey were the only named executive officers who were eligible to receive certain retirement or early retirement benefits as of February 25, 2011, so we do not present any information about payments that would be made upon retirement to any of the other named executive officers.

•	Death or disability–meaning the officer died or the officer’s employment terminated due to a “disability,” as defined in the applicable plans.

•	Termination without cause–meaning we terminated the officer’s employment without “cause,” as defined in the applicable plans.

•	Change in control–meaning a “change in control” of our company (as defined in the applicable plans) had taken place, regardless of whether or not the officer’s employment terminated.

•	Termination after change in control–meaning the officer’s employment terminated within two years after a change in control either (a) by us (or our successor) without cause or (b) by the officer for “good reason,” as defined in the applicable plans. The amounts reflected in the table below for a termination after change in control would be reduced by those amounts which had been paid to the officer upon the change in control which preceded his or her termination.

Potential Payments upon Termination or Change in Control

Name and	Severance	MIP	Stock		Other	Excise Tax
Triggering Event	Payment (1)	Balance (2)	Awards (3)	SERP (4)	Benefits (5)	Gross Up (6)	Total
James P. Hackett:
Retirement	—	$71,469	$3,888,953	$3,339,229	—	—	$7,299,651
Death or disability	—	$71,469	$2,766,884	$3,339,229	—	—	$6,177,582
Termination without cause	$3,600,000	$71,469	$3,888,953	$3,339,229	$35,391	—	$10,935,042
Change in control	—	$71,469	$2,482,516	—	—	—	$2,553,985
Termination after change in control	$5,400,000	$71,469	$2,482,516	$3,339,826	$35,391	—	$11,329,202
David C. Sylvester:
Death or disability	—	$23,526	$1,143,938	$346,703	—	—	$1,514,167
Termination without cause	$684,000	$23,526	$437,063	—	$27,480	—	$1,172,069
Change in control	—	$23,526	$1,022,063	—	—	—	$1,045,589
Termination after change in control	$1,368,000	$23,526	$1,022,063	$1,442,861	$27,480	$763,355	$4,647,285
Mark A. Baker:
Death or disability	—	$29,488	$1,264,088	$1,941,990	—	—	$3,235,566
Termination without cause	$828,000	$29,488	$487,344	—	$40,450	—	$1,385,282
Change in control	—	$29,488	$1,130,844	—	—	—	$1,160,332
Termination after change in control	$1,656,000	$29,488	$1,130,844	$1,721,707	$40,450	—	$4,578,489
James P. Keane:
Death or disability	—	$33,085	$1,162,171	$2,045,701	—	—	$3,240,957
Termination without cause	$862,200	$33,085	$463,427	—	$40,712	—	$1,399,424
Change in control	—	$33,085	$1,048,427	—	—	—	$1,081,512
Termination after change in control	$1,724,400	$33,085	$1,048,427	$1,781,616	$40,712	—	$4,628,240
Nancy W. Hickey:
Retirement	—	$23,586	$1,182,548	$1,734,895	—	—	$2,941,029
Death or disability	—	$23,586	$971,783	$1,734,895	—	—	$2,730,264
Termination without cause	$684,000	$23,586	$1,182,548	$1,734,895	$41,963	—	$3,666,992
Change in control	—	$23,586	$866,161	—	—	—	$889,747
Termination after change in control	$1,368,000	$23,586	$866,161	$1,735,749	$41,963	—	$4,035,459

(1)	Severance Payment: The amounts shown in this column reflect the severance payments that would be made pursuant to our Executive Severance Plan:

• For our CEO:

— in the event of a termination without cause, two times the sum of (a) his base salary on the date of termination plus (b) his target short-term award under the MIP for the year; and

— in the event of a termination after change in control, three times the sum of (a) and (b).

• For each of the other named executive officers:

— in the event of a termination without cause, one times the sum of (a) his or her base salary on the date of termination plus (b) his or her target short-term award under the MIP for the year; and

— in the event of a termination after change in control, two times the sum of (a) and (b).

(2)	MIP Balance: The amounts shown in this column are the balances of the officers’ accounts under the MIP which would be paid pursuant to the Executive Severance Plan or the MIP. These balances represent long-term MIP awards earned in prior fiscal years which remain unpaid after the crediting of interest and payment of amounts vested for 2011. In the event of death, disability or retirement, the balance would be paid at the time long-term MIP payments are made under the plan for each plan year until the account is exhausted.

(3)	Stock Awards: The amounts shown in this column are the value of the officers’ unvested restricted units and unearned performance units that would vest under certain circumstances pursuant to the Incentive Compensation Plan.

In the case of retirement, an officer’s unvested restricted units and unearned performance units continue to vest and be earned in accordance with their terms following retirement. For James P.

Hackett and Nancy W. Hickey, the amount shown in the “Retirement” row represents the number of restricted units he or she held as of February 25, 2011, multiplied by the market price of our Class A Common Stock on that date, and the value reflected for Mr. Hackett’s and Ms. Hickey’s performance units is based on the level of performance through February 25, 2011 against performance goals for those awards and using the market price of our stock on that date.

(4)	SERP: The amounts shown in this column in the “Retirement” and “Termination without cause” rows for James P. Hackett and Nancy W. Hickey, represent the present value of the benefits each would receive under our Executive Supplemental Retirement Plan in such events, as shown in the Fiscal Year 2011 Pension Benefits Table.

The amounts shown in this column in the “Death or disability” row for each officer represent the present value of the benefits each would receive under the Executive Supplemental Retirement Plan in the event of total disability. In the event of death, the present values of the benefits that would be received are slightly lower and are as follows: James P. Hackett $3,313,458, David C. Sylvester $345,430, Mark A. Baker $1,928,862, James P. Keane $2,036,820 and Nancy Hickey $1,708,178.

The amounts shown in this column in the “Termination after change in control” row for each officer are the payments that would be made to the officer pursuant to our Executive Severance Plan with regard to our Executive Supplemental Retirement Plan in the event of a termination after change in control. These payments represent the present value of the benefits the officer would receive under our Executive Supplemental Retirement Plan following retirement, prorated to the extent the officer does not qualify for normal or early retirement at the time of the change in control, but with an additional three years of service and age credited in the case of our CEO or two years of service and age credited in the case of our other named executive officers.

(5)	Other Benefits: The amounts shown in this column for each officer are the sum of:

• the estimated cost to our company of outplacement services that would be provided to the officer for up to 18 months following termination pursuant to the Executive Severance Plan and

• a lump sum payment that would be made under the Executive Severance Plan equal to the premiums that the officer would need to pay to continue health plan coverage for himself or herself and his or her eligible dependents under our benefit plans for a period of 18 months.

(6)	Excise Tax Gross-Up: The amounts shown in this column are the amounts that would be paid under the Executive Severance Plan to cover any excise taxes due by the officers for the payments and benefits received in connection with a termination after change in control.

In addition to the amounts shown in the Potential Payments upon Termination or Change in Control table, the named executive officers would receive:

•	any base salary and vacation pay which had been earned through the end of the fiscal year but not yet paid or used;

•	their short-term MIP award for fiscal year 2011 and a portion of their long-term MIP awards from prior years, which they would receive, not as severance or an acceleration of benefits, but because they would have been an employee for the full fiscal year;

•	the vested balance of their account under our Retirement Plan, which is available generally to all U.S. employees and does not discriminate in favor of the executive officers;

•	the vested balance of their account under the Restoration Retirement Plan and the balance of their account under the Deferred Compensation Plan, both of which are shown in the Fiscal Year 2011 Nonqualified Deferred Compensation table;

•	in the event of retirement only, the right to receive certain healthcare benefits, as described above in Compensation Discussion and Analysis under the heading “Retirement Plans and Practices;” and

•	other welfare benefits, such as a family death benefit in the event of death of the employee, which are available generally to all U.S. employees of Steelcase Inc.

The Potential Payments upon Termination or Change in Control table does not include any payments that would be made to James P. Hackett pursuant to his individual deferred compensation agreement with us, as payments under that agreement are not triggered by termination of employment or a change in control.

Generally, the amounts reflected in the Potential Payments upon Termination or Change in Control table would be paid to the applicable officer in a lump sum following termination of employment or change in control, pursuant to the terms of the applicable plans; however, portions of such amounts would be paid six months after the applicable triggering date and two years after the applicable triggering date. In addition, certain of the amounts reflected in the table are subject to forfeiture in the event the officer competes with us or in the event of certain restatements of our financial statements. See the Compensation Discussion and Analysis under the heading “Other Programs and Practices — Non-compete and Other Forfeiture Provisions” for a discussion of these conditions.

DIRECTOR COMPENSATION

Standard Arrangements

Our standard compensation arrangements for our outside directors during fiscal year 2011 were as follows:

Type of Compensation	Director	Board Chair
Board Annual Retainer	$80,000	$150,000
Committee Chair Annual Retainers:
Audit Committee	$10,000	—
Compensation Committee	$10,000	—
Nominating and Corporate Governance Committee	$5,000	—
Committee meeting fee, per committee meeting attended	$1,500	—

Board and committee chair annual retainers are payable 50% in cash and 50% in shares of our Class A Common Stock, and committee meeting fees are payable in cash. A director may elect to receive all or a part of the cash portion of his or her annual retainers in shares of our Class A Common Stock. All shares granted to our directors as part of their non-cash director compensation are granted in the form of our Class A Common Stock under our Incentive Compensation Plan. The number of shares issued is based on the fair market value of the Class A Common Stock on the date the shares are issued.

James P. Hackett, our President and CEO, is a director, but he does not receive any additional compensation for his service as a director or committee member because he is an employee.

All directors (including committee chairs and the Board Chair) are reimbursed for reasonable out-of-pocket expenses incurred to attend Board and committee meetings.

Non-Employee Director Deferred Compensation Plan

Each of our outside directors is eligible to participate in our Non-Employee Director Deferred Compensation Plan. Under this plan, directors may defer all or part of their retainers and/or committee fees until they no longer serve on our Board. A participating director may elect to have the deferred amount deemed invested in Class A Common Stock or several other investment funds.

Director Compensation

The table below shows the compensation earned by each of our directors, other than our CEO, in fiscal year 2011.

Fiscal Year 2011 Director Compensation Table

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash (1)	Awards (2)	Awards (3)	Compensation	Total
William P. Crawford	$44,500	$40,000	—	—	$84,500
Connie K. Duckworth	$46,018	$39,982	—	—	$86,000
Earl D. Holton	$50,518	$39,982	—	—	$90,500
Michael J. Jandernoa (4)	$11,500	$10,000	—	$1,911 (5)	$23,411
David W. Joos	$55,500	$45,000	—	—	$100,500
Elizabeth Valk Long	$55,000	$40,000	—	—	$95,000
Robert C. Pew III	$75,013	$74,987	—	—	$150,000
Cathy D. Ross	$57,011	$44,989	—	—	$102,000
Peter M. Wege II	$53,518	$39,982	—	—	$93,500
P. Craig Welch, Jr.	$55,009	$39,991	—	—	$95,000
Kate Pew Wolters	$57,535	$42,465	—	—	$100,000

(1)	The amounts shown in this column reflect the portion of the directors’ retainers and fees payable in cash, including any of such amounts which our directors elected to receive in shares of our Class A Common Stock or defer under our Non-Employee Director Deferred Compensation Plan. Shown in the table below are:

•	the number of shares of our Class A Common Stock issued to those directors who elected to receive all or part of this portion of their retainers and/or fees in the form of shares; and

•	the number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan to those directors who elected to defer all or a part of this portion of their retainers and/or fees as a deemed investment in Class A Common Stock.

		Deferred
	Shares	Stock
Director	Issued	Credited
William P. Crawford	—	2,586
Connie K. Duckworth	2,607	—
Earl D. Holton	2,585	—
Michael J. Jandernoa	—	805
David W. Joos	—	6,988
Elizabeth Valk Long	—	6,877
Robert C. Pew III	4,847	—
Cathy D. Ross	323	2,586
Peter M. Wege II	2,585	—
P. Craig Welch, Jr.	5,170	1,778
Kate Pew Wolters	2,745	—

(2)	The amounts shown in this column reflect the portion of the directors’ retainers payable in shares of our Class A Common Stock, including any of such amounts which our directors elected to defer under our Non-Employee Director Deferred Compensation Plan. Shown in the table below are:

•	the number of shares of our Class A Common Stock issued to those directors who received all or part of this portion of their retainers in the form of shares; and

•	the number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan to those directors who elected to defer all or a part of this portion of their retainers as a deemed investment in Class A Common Stock.

		Deferred
	Shares	Stock
Director	Issued	Credited
William P. Crawford	—	2,585
Connie K. Duckworth	2,606	—
Earl D. Holton	2,584	—
Michael J. Jandernoa	—	697
David W. Joos	—	5,890
Elizabeth Valk Long	—	5,243
Robert C. Pew III	4,847	—
Cathy D. Ross	322	2,585
Peter M. Wege II	2,584	—
P. Craig Welch, Jr.	5,170	—
Kate Pew Wolters	2,745	—

(3)	No options were awarded to directors in fiscal year 2011. The aggregate number of options held by each of our directors as of the end of fiscal year 2011 is as follows:

Options as of
Director	FY End
William P. Crawford	15,130
Connie K. Duckworth	—
Earl D. Holton	43,583
Michael J. Jandernoa	—
David W. Joos	8,888
Elizabeth Valk Long	15,130
Robert C. Pew III	15,130
Cathy D. Ross	—
Peter M. Wege II	15,130
P. Craig Welch, Jr.	15,130
Kate Pew Wolters	8,888

All of the options shown above are fully vested and have exercise prices ranging from $11.62 to $14.50 per share.

(4)	Mr. Jandernoa resigned from the Board effective in March 2010.

(5)	This amount represents the reimbursement of taxes owed with respect to a Steelcase chair given to Mr. Jandernoa upon his resignation from the Board in recognition of his service.

The table below indicates the total number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan as of the end of fiscal year 2011 to those directors who have deferred all or a portion of their retainer and/or fees as a deemed investment in Class A Common Stock:

Deferred
Stock as of
Director	FY End
William P. Crawford	23,420
Connie K. Duckworth	—
Earl D. Holton	31,456
Michael J. Jandernoa	19,965
David W. Joos	95,805
Elizabeth Valk Long	74,294
Robert C. Pew III	—
Cathy D. Ross	23,507
Peter M. Wege II	4,396
P. Craig Welch, Jr.	46,563
Kate Pew Wolters	1,601

Director Stock Ownership Guidelines

Our non-employee directors are required to elect to take at least 50% of their board annual retainers and committee chair annual retainers in the form of either a deemed investment in Class A Common Stock under our Non-Employee Director Deferred Compensation Plan or Class A Common Stock issued under our Incentive Compensation Plan. Amounts deferred under our Non-Employee Director Deferred Compensation Plan are deferred until the director no longer serves on the Board, and our Board expects that any shares issued to outside directors under our Incentive Compensation Plan will be held by the directors while they serve on the Board.

Other Benefits

During fiscal year 2011, each of our outside directors who is not a retiree of our company was eligible to receive healthcare coverage under our Benefit Plan for Outside Directors, which provides coverage comparable to the Steelcase Inc. Employee Benefit Plan generally available to all employees of Steelcase Inc. The cost of participating in this plan is reported as taxable income for the director. The table below shows, for each outside director who participated in the plan during fiscal year 2011, the amount of taxable income relating to such participation.

Fiscal Year
2011 Taxable
Participating Directors	Income
Michael J. Jandernoa	$2,384
Robert C. Pew III	$10,061
Peter M. Wege II	$9,359
P. Craig Welch, Jr.	$10,061
Kate Pew Wolters	$4,793

Other Payments Received by Certain Directors

William P. Crawford and Robert C. Pew III currently receive or are entitled to receive payments under supplemental retirement and/or deferred compensation arrangements that were in effect when their active employment with us ended. Mr. Crawford also participates in our retiree healthcare benefit plans on the same terms as other U.S. retirees. Their rights to receive those payments and benefits are not conditioned on continued service on our Board.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The tables on the following pages show the amount of Class A Common Stock and Class B Common Stock beneficially owned by certain persons. Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote or dispose of those shares, or if the person has the right to acquire voting or disposition rights within 60 days (for example, by exercising options). Except as stated in the notes following the tables, each person has the sole power to vote and dispose of the shares shown in the tables as beneficially owned.

Each share of Class B Common Stock can be converted into one share of Class A Common Stock at the option of the holder. Ownership of Class B Common Stock is, therefore, deemed to be beneficial ownership of Class A Common Stock under the SEC’s rules and regulations. However, the number of shares of Class A Common Stock and percentages shown for Class A Common Stock in the following tables do not account for this conversion right in order to avoid duplications in the number of shares and percentages that would be shown in the table.

Directors and Executive Officers

This table shows the amount of common stock beneficially owned as of May 16, 2011 by (a) each of our current directors, (b) each of our current executive officers named in the Summary Compensation Table and (c) all of our current directors and executive officers as a group. The address of each director and executive officer is 901 44th Street SE, Grand Rapids, MI 49508.

	Class A Common Stock			Class B Common Stock
	Shares			Shares
	Beneficially	Stock	Percent	Beneficially	Percent
Name	Owned	Options	of Class	Owned	of Class
Mark A. Baker
William P. Crawford
Connie K. Duckworth
James P. Hackett
Nancy W. Hickey
Earl D. Holton
David W. Joos
James P. Keane
Elizabeth Valk Long
Robert C. Pew III
Cathy D. Ross
David C. Sylvester
Peter M. Wege II
P. Craig Welch, Jr.
Kate Pew Wolters
Directors and executive officers as a group (20 persons)

Beneficial Owners of More than Five Percent of Our Common Stock

This table shows the amount of common stock beneficially owned as of May 16, 2011 by each person, other than our directors and executive officers, who is known by us to beneficially own more than 5% of our Class A Common Stock or 5% of our Class B Common Stock. The information set forth in this table is based on the most recent Schedule 13D or 13G filing made by such persons with the SEC, except where we know of any changes in beneficial ownership holdings after the date of such filings.

The percentages listed in the Percent of Class column for Class B Common Stock add up to more than 100% because (1) as described in the notes to the table, some of the persons listed in the table share the power to vote and dispose of shares of Class B Common Stock with one or more of the other persons listed in the table and (2) for many persons listed in the table, the number of Shares Beneficially Owned is based on filings by such persons with the SEC as of December 31, 2010 or earlier but the Percent of Class is calculated based on the total number of shares of Class B Common Stock outstanding on May 16, 2011.

	Class A		Class B
	Common Stock		Common Stock
	Shares		Shares
	Beneficially	Percent	Beneficially	Percent
Name	Owned	of Class	Owned	of Class
Fifth Third Bancorp and Fifth Third Bank—an Ohio banking corporation
Robert C. Pew II
Capital Research Global Investors
WEDGE Capital Management, L.L.P.
Bonnico Limited Partnership
LSV Asset Management
Anne Hunting
ABJ Investments, Limited Partnership and Olive Shores Del, Inc.

PROPOSAL 2—AMENDMENT OF THE ARTICLES OF INCORPORATION
TO DECLASSIFY THE BOARD OF DIRECTORS

Pursuant to Article VII of our Second Restated Articles of Incorporation, our directors are classified into three classes and are elected for three-year terms, as a result of which approximately one-third of the Board of Directors is subject to election at each annual meeting of shareholders.

Following review and consideration of best practices in corporate governance, the Board of Directors voted to approve, and recommended that our shareholders approve, an amendment to Article VII to phase out the classification of directors in order to provide our shareholders with the opportunity to vote each year on the election of all directors. This proposal would also amend Article XI of the Second Restated Articles of Incorporation to remove the requirement that any amendment to Article VII requires the affirmative vote of 66 2/3% of the combined voting power of the outstanding shares of capital stock of all classes and series of the Company entitled to vote generally on matters requiring shareholder approval.

If this Proposal 2 is approved, beginning in 2012, directors will be elected annually, provided that those directors in office at the 2012 annual meeting whose terms expire in 2013 or 2014 may complete their remaining terms. As a result, all directors will be elected annually beginning in 2015. In addition, if Proposal 2 is approved, any future amendment of Article VII of the Second Restated Articles of Incorporation would require the affirmative vote of a majority of the votes cast by shares represented in person or by proxy and entitled to vote.

The text of the proposed amendment to our Second Restated Articles of Incorporation is set forth in Exhibit A. If this Proposal 2 is approved, we intend to file the amendment with the Department of Licensing and Regulatory Affairs of the State of Michigan immediately after the Meeting.

The affirmative vote of 66 2/3% of the combined voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, is required to approve this Proposal 2. Unless such vote is received, the present classification of the Board of Directors will continue and Article VII will continue to be subject to the super-majority voting requirements of Article XI.

Accordingly, our Board of Directors asks our shareholders to vote on the following resolution at the Meeting:

RESOLVED, that the Second Restated Articles of Incorporation of Steelcase Inc. (the “Articles”) be amended to provide for the annual election of all directors, beginning at the 2012 annual meeting of shareholders, provided that any director in office at the 2012 annual meeting of shareholders whose term expires at the 2013 or 2014 annual meeting of shareholders may complete the term to which he or she has been elected, to eliminate Article VII of the Articles from the super-majority voting requirements of Article XI of the Articles, and to make such other conforming and technical changes to the Articles as may be necessary or appropriate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR AMENDMENT OF THE ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS.

PROPOSAL 3—AMENDMENT OF THE ARTICLES OF INCORPORATION
TO IMPLEMENT MAJORITY VOTING FOR UNCONTESTED DIRECTOR ELECTIONS

Pursuant to the Michigan Business Corporation Act, unless otherwise provided in the articles, directors are elected by a plurality of the votes cast at an election, meaning that the nominees who receive the greatest number of “for” votes are elected, regardless of whether they have received more “withheld” votes than “for” votes. Our Second Restated Articles of Incorporation do not specify otherwise, so our directors are elected by a plurality of the votes cast.

Following review and consideration of best practices in corporate governance, the Board of Directors voted to approve, and recommended that our shareholders approve, an amendment to Article VII to implement majority voting for uncontested director elections in order to provide our shareholders with a more meaningful say in corporate governance matters. The Board of Directors also has approved amendments to the Company’s Amended By-Laws and Corporate Governance Principles to require the resignation of any director who fails to receive a majority vote and provide a process under which the Board of Directors will consider the action to be taken with respect to any such tendered resignation. Those amendments would take effect upon approval of this Proposal 3 by the required approval of the Company’s shareholders at the Meeting.

If this Proposal 3 is approved, beginning in 2012, directors will be elected in uncontested elections by the affirmative vote of the majority of the votes cast at the applicable meeting. In contested elections, directors will continue to be elected by a plurality of the votes cast.

The text of the proposed amendment to our Second Restated Articles of Incorporation is set forth in Exhibit B. If this Proposal 3 is approved, we intend to file the amendment with the Department of Licensing and Regulatory Affairs of the State of Michigan immediately after the Meeting.

The affirmative vote of 66 2/3% of the combined voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, is required to approve this Proposal 3. Unless such vote is received, directors will continue to be elected by a plurality of the votes cast at an election.

Accordingly, our Board of Directors asks our shareholders to vote on the following resolution at the Meeting:

RESOLVED, that the Second Restated Articles of Incorporation of Steelcase Inc. (the “Articles”) be amended to provide for majority voting for uncontested director elections, and to make such other conforming and technical changes to the Articles as may be necessary or appropriate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR AMENDMENT OF THE ARTICLES OF INCORPORATION TO IMPLEMENT MAJORITY VOTING FOR UNCONTESTED DIRECTOR ELECTIONS.

PROPOSAL 4—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in July 2010, and Section 14A of the Exchange Act require that we allow our shareholders the opportunity to vote to approve the compensation of our named executive officers as set forth in this proxy statement. This vote is advisory, which means that it is not binding on our company or our Board of Directors.

The compensation of our named executive officers for the past three fiscal years is set forth in this proxy statement under Executive Compensation, Retirement Programs and Other Arrangements, and the Compensation Discussion and Analysis section describes our executive compensation policies and practices and analyzes the compensation received by our named executive officers in fiscal year 2011. As described therein, our executive compensation philosophy is to reward performance and motivate collective achievement of strategic objectives that will contribute to our company’s success. Our Board of Directors believes the compensation programs for our named executive officers effectively meet the primary objectives of attracting and retaining highly-qualified executives, motivating our executives to achieve our business objectives, rewarding our executives appropriately for their individual and collective contributions, aligning our executives’ interests with the long-term interests of our shareholders and are reasonable when compared to compensation at similar companies.

The vote on this resolution is not intended to address any specific element of executive compensation. Instead, the vote relates to the executive compensation of our named executive officers, as set forth in this proxy statement pursuant to the rules of the Securities and Exchange Commission. This vote is advisory and not binding on our company or our Board of Directors, but in the event of any significant vote against this proposal, the Compensation Committee will consider whether any actions are appropriate to respond to shareholder concerns.

The affirmative vote of a majority of the votes cast at the Meeting for this Proposal is required to approve this Proposal 4.

Accordingly, our Board of Directors asks our shareholders to vote on the following resolution at the Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 5—ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and the Exchange Act also require that we allow our shareholders the opportunity to vote on their preference as to how frequently we should seek future shareholder advisory votes on the compensation of our named executive officers. This vote also is advisory, which means that it is not binding on our company or our Board of Directors. When voting on this proposal, shareholders may indicate whether they would prefer that we conduct future shareholder advisory votes on executive compensation once every one, two or three years.

Following review and consideration of best practices in corporate governance, the Board of Directors has determined that an annual shareholder advisory vote on executive compensation is the most appropriate alternative for the Company and will allow our shareholders to provide timely input on the Company’s executive compensation practices. Therefore, the Board recommends that you vote for a one-year interval for the shareholder advisory vote on executive compensation.

This vote is advisory and not binding on our company or Board of Directors, but in the event that a frequency other than one year receives the highest number of votes cast, the Board of Directors will consider whether any actions are appropriate to respond to shareholder concerns.

Accordingly, our Board of Directors asks our shareholders to vote on the following resolution at the Meeting:

RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of a shareholder advisory vote on the executive compensation of the Company’s named executive officers should be every one year, two years or three years.

The proxy card provides shareholders with the opportunity to choose among four voting options: holding the advisory vote every one, two or three years or abstaining from voting. Therefore, shareholders will not be voting directly to approve or disapprove the Board of Directors’ recommendation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF ONE YEAR AS THE PREFERRED FREQUENCY FOR A SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION.

SUPPLEMENTAL INFORMATION

Voting

Michigan law and our by-laws require a quorum for the Meeting, which means that holders of a majority of the voting power entitled to vote must be present in person or represented by proxy in order to transact business at the Meeting. Withheld votes, abstentions and broker non-votes will be counted in determining whether a quorum has been reached.

Assuming a quorum has been reached, we must determine the results of the vote on each matter submitted for shareholders’ approval.

•	In order to be elected, the director nominees must receive a plurality of the votes cast at the Meeting for the election of directors.

•	For Proposal 2 or 3 to be approved, the proposal must receive the affirmative vote of 66 2/3% of the combined voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class.

•	Proposals 4 and 5 are advisory votes which are not binding on our company or our Board of Directors. For Proposal 4 to be approved, the proposal must receive the affirmative vote of the majority of the votes cast at the Meeting for that proposal. For Proposal 5, the frequency that receives the highest number of votes cast will be considered the non-binding frequency recommended by the shareholders.

Under NYSE rules, brokers who hold shares on behalf of their customers (i.e., shares held in “street name”) can vote on certain items when they do not receive instructions from their customers. However, brokers are not authorized to vote on “non-routine” matters if they do not receive instructions from their customers. Proposals 2 and 3 are “routine” matters under NYSE rules, and the election of directors and Proposals 4 and 5 are “non-routine” matters under NYSE rules. Therefore, if you fail to give your broker instructions on how to vote on the election of directors or Proposals 4 or 5, your shares will not be treated as votes cast in determining the outcome of those matters.

If you abstain from voting on a matter, your shares will not be counted as voting for or against that matter, but for Proposals 2 and 3, an abstention will have the same effect as a vote against the proposal. Abstentions will not be treated as votes cast on Proposal 4 and will, therefore, have no effect on the adoption of the proposal. For Proposal 5, the results will reflect all votes cast, including any abstentions.

Solicitation of Proxies

Our company will bear the cost of soliciting proxies, which may be done by e-mail, mail, telephone or in person by our directors, officers and employees, who will not be additionally compensated for those activities. We may also reimburse banks, brokers, nominees and other fiduciaries for reasonable expenses they incur in forwarding these proxy materials at our request to the beneficial owners of Class A Common Stock and Class B Common Stock. Proxies will be solicited on behalf of our Board of Directors.

Representatives of Deloitte & Touche LLP will attend the Meeting, have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

By Order of the Board of Directors,

Lizbeth S. O’Shaughnessy
Senior Vice President,
Chief Legal Officer and Secretary

Grand Rapids, Michigan
May   , 2011

EXHIBIT A

PROPOSED AMENDMENT TO THE
SECOND RESTATED ARTICLES OF INCORPORATION
OF STEELCASE INC.
TO DECLASSIFY THE BOARD OF DIRECTORS

Amend Article VII, Sections 1 and 2 as set forth below:

SECTION 1. Number and Terms.

Except as otherwise fixed by or pursuant to the provisions of these Second Restated Articles of Incorporation relating to the rights of the holders of any series of Preferred Stock, the number of directors of the Corporation shall be determined by resolution adopted by a majority of the entire Board of Directors, but the number shall not be less than three, provided that the term of a director shall not be affected by any decrease in the number of directors so made by the Board of Directors. ~~The term of each director of the Corporation shall expire at the next annual meeting of shareholders following such director’s election and until such director’s successor shall have been elected and qualified; provided~~, ~~however~~, ~~that, at the annual meeting of shareholders occurring in 1998, the directors, other~~ Other than those who may be elected by the holders of any series of Preferred Stock pursuant to the terms of these Second Restated Articles of Incorporation, ~~shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class of directors to be originally elected for a term expiring at the next succeeding annual meeting of shareholders, the second class of directors to be originally elected for a term expiring at the second succeeding annual meeting of shareholders and the third class of directors to be originally elected for a term expiring at the third succeeding annual meeting of shareholders, with each class to hold office until its successors are duly elected and qualified. Except as specifically contemplated by the prior sentence and other than with respect to any directors elected by the holders of any series of Preferred Stock pursuant to the terms of these Second Restated Articles of Incorporation, at each annual meeting of the shareholders of the Corporation, the date of which shall be fixed by or pursuant to the By-laws of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. If the number of directors is changed by the Board of Directors of the Corporation, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible; provided~~, ~~however~~, ~~that no decrease in the number of directors shall shorten the term of any incumbent director.~~commencing at the annual meeting of shareholders that is held in calendar year 2012 (the “2012 Annual Meeting”), directors of the Corporation shall be elected annually for terms of one year, except that any director in office at the 2012 Annual Meeting whose term expires at the annual meeting of shareholders held in calendar year 2013 or calendar year 2014 shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified. Accordingly, at the 2012 Annual Meeting, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of shareholders that is held in calendar year 2013 and until such directors’ successors shall have been elected and qualified. At the annual meeting of shareholders that is held in calendar year 2013, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of shareholders that is held in calendar year 2014 and until such directors’ successors shall have been elected and qualified. At each annual meeting of shareholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of shareholders and until such directors’ successors shall have been elected and qualified. The election of directors need not be by written ballot.

A-1

SECTION 2. Vacancies.

Except as otherwise provided for or fixed by or pursuant to the provisions of these Second Restated Articles of Incorporation relating to the rights of the holders of any series of Preferred Stock, any vacancy on the Board of Directors of the Corporation resulting from death, resignation, removal or other cause and any newly created directorship resulting from any increase in the authorized number of directors between meetings of shareholders shall be filled only by the affirmative vote of a majority of all the directors then in office, even though less than a quorum, and any director so chosen shall hold office for the remainder of the full term of the ~~class of directors in which~~director to whom the vacancy ~~occurred~~relates or in the case a new directorship was created ~~and until a~~, until the next annual meeting of shareholders following such director’s election and, in each case, until such director’s successor ~~is duly~~shall have been elected and qualified or until his or her earlier death, resignation or removal from office in accordance with these Second Restated Articles of Incorporation or any applicable law or pursuant to an order of a court. If there are no directors in office, then an election of directors may be held in the manner provided by applicable law.

Amend Article XI as set forth below:

In addition to any requirements of law and any other provisions of these Second Restated Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law or these Second Restated Articles of Incorporation), the affirmative vote of the holders of 66 2/3% or more of the combined voting power of the then outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally on matters requiring the approval of shareholders, voting together as a single class (a “Supermajority Vote”), shall be required to (i) alter, amend or repeal, or adopt any provision of these Second Restated Articles of Incorporation which is inconsistent with, any provision of Sections 2 and 3 of Article V and Articles ~~VII~~, VIII, IX or X hereof or this ARTICLE XI and (ii) approve any merger of the Corporation which would, directly or indirectly, have the effect of making changes to these Second Restated Articles of Incorporation that would require a Supermajority Vote if effected directly as an amendment to these Second Restated Articles of Incorporation.

A-2

EXHIBIT B

PROPOSED AMENDMENT TO THE
SECOND RESTATED ARTICLES OF INCORPORATION
OF STEELCASE INC.
TO IMPLEMENT MAJORITY VOTING FOR UNCONTESTED DIRECTOR ELECTIONS

Amend Article VII to insert a new Section 5 as set forth below:

SECTION 5. Election.

Directors shall be elected by the affirmative vote of the majority of the votes cast by the shares represented in person or by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present; provided that, if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast by the shares represented in person or by proxy and entitled to vote at any such meeting. For purposes of this Section 5, a majority of the votes cast means that the number of votes cast “for” a nominee exceeds the votes cast “against” or “withheld” with respect to the nominee.

B-1

901 44TH STREET SE
GH-3E-18
GRAND RAPIDS, MI 49508

Please consider the issues discussed in the Proxy Statement and exercise your right to vote by one of the following methods:

Access the Internet voting site: www.proxyvote.com.

Call 1-800-690-6903 toll-free 24 hours a day, seven days a week.

The deadline for voting by the Internet or telephone is 11:59 p.m. EDT on July 12, 2011.

Complete, sign and date the proxy below and return it in the enclosed postage-paid envelope. Proxy cards received and processed before 11:00 a.m. EDT on July 13, 2011 will be voted.

If you vote by Internet or telephone, you do not need to return your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M32120-P10391	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STEELCASE INC.

The Steelcase Inc. Board of Directors recommends a vote FOR proposals 1, 2, 3 and 4:
			☐	☐	☐
If you sign and return this card with no specific voting instructions, the shares will be voted FOR all of the following nominees for Director:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of two Directors (terms expiring in 2014)

Nominees:

01) Peter M. Wege II 02) Kate Pew Wolters

									For	Against	Abstain

2.	Amendment of the Articles of Incorporation to declassify the Board of Directors.								☐	☐	☐

3.	Amendment of the Articles of Incorporation to implement majority voting for uncontested director elections.								☐	☐	☐

4.	Advisory vote on executive compensation.								☐	☐	☐

The Steelcase Inc. Board of Directors recommends a vote for 1 YEAR on Proposal 5:								1 Year	2 Years	3 Years	Abstain

5.	Advisory vote on the frequency of an advisory vote on executive compensation.							☐	☐	☐	☐

Please sign exactly as your name appears on this proxy form. If shares are held jointly, all owners should sign. If signing for a corporation or partnership, or a trustee, guardian, attorney, agent, executor or administrator, etc., please give your full title.

To update your address, please check the box to the right and mark changes on the reverse where indicated or go to www.shareowneronline.com.					☐

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Annual Meeting of Shareholders
July 13, 2011
11:00 a.m. EDT
Steelcase Inc.
Global Headquarters
901 44th Street SE
Grand Rapids, Michigan 49508

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
DETACH HERE
M32121-P10931
Steelcase Inc.
901 44th Street SE
Grand Rapids, Michigan 49508
Proxy solicited by the Board of Directors
for the Annual Meeting of Shareholders
The undersigned appoints Robert C. Pew III and James P. Hackett, individually, and with full power of substitution and resubstitution, as such shareholder’s proxy to vote all the outstanding shares of Class A Common Stock and/or Class B Common Stock of Steelcase Inc. held by the undersigned at the Annual Meeting of Shareholders to be held on July 13, 2011 or any adjournment thereof (the “Annual Meeting”).
This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s) on the proposals identified on the reverse side hereof, and on any other matter properly coming before the Annual Meeting, in the discretion of the proxy. If no contrary direction is made, the shares will be voted FOR the election of all nominees under Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and for 1 YEAR for Proposal 5.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)